PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 30, 1998)

                                                                          [LOGO]
                                1,400,000 SHARES
                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
              9.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
                                ----------------

    Alexandria Real Estate Equities, Inc. is a real estate investment trust. We primarily own properties containing both office and laboratory space. Our properties are leased principally to tenants in the life science industry, including pharmaceutical, biotechnology, diagnostic, contract research and personal care products companies, major scientific research organizations and related government agencies. We are offering to the public shares of 9.50% Series A Cumulative Redeemable Preferred Stock. The terms of the Series A Preferred Stock include:

    - We will pay cumulative dividends on the Series A Preferred Stock, from the date of original issuance, in the amount of $2.375 per share each year, which is equivalent to 9.50% of the $25.00 liquidation preference per share.

    - We will pay dividends on the Series A Preferred Stock quarterly in arrears, beginning on July 15, 1999.

    - We are not allowed to redeem our Series A Preferred Stock until June 11, 2004, except in order to preserve our status as a real estate investment trust.

    - On and after June 11, 2004, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, by paying the holder $25.00 per share, plus any accrued and unpaid dividends through the date of such redemption.

    - The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

    - Investors in the Series A Preferred Stock generally have no voting rights, except if we fail to pay dividends for six or more quarters.

    We have applied to list the Series A Preferred Stock on the New York Stock Exchange under the symbol "ARE PrA." If this application is approved, we expect that trading of the Series A Preferred Stock on the New York Stock Exchange will begin within a 30-day period following initial delivery of the Series A Preferred Stock.

    INVESTING IN THE SERIES A PREFERRED STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

                                                                      PER SHARE       TOTAL
                                                                     -----------  -------------
Public Price(1)....................................................  $25.00         $35,000,000
Underwriting Discount(2)...........................................  $ 0.7875       $ 1,102,500
Proceeds to Alexandria Real Estate Equities, Inc.(3)...............  $24.2125       $33,897,500

(1) Plus accrued dividends, if any, from the date of original issuance.

(2) We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by us estimated to be $300,000.

    We expect that the shares of the Series A Preferred Stock will be ready for delivery in New York, New York on or about June 11 , 1999. We have granted the underwriters an option to purchase up to 210,000 additional shares of Series A Preferred Stock as part of the offering. The underwriters may exercise this option for a period of 30 days after the date of the offering. See "Underwriting." This offering is being underwritten by the underwriters on a firm commitment basis, which means that they must purchase all of the shares of Series A Preferred Stock if any are purchased.
                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

PAINEWEBBER INCORPORATED

                  BANC OF AMERICA SECURITIES LLC

                                    EVEREN SECURITIES, INC.
                              -------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 8, 1999.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN THE SERIES A PREFERRED STOCK.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

    We are a real estate investment trust ("REIT") formed in October 1994 to own, operate, manage, acquire, convert, retrofit, expand and selectively develop high quality, strategically located properties containing both office and laboratory space. We may refer to such properties in this prospectus supplement as "life science facilities." We lease our properties principally to tenants in the life science industry, including pharmaceutical, biotechnology, diagnostic, contract research and personal care products companies, major scientific research institutions and related government agencies. Our tenant base is broad and diverse within the life science industry and reflects our focus on regional, national and international tenants with substantial financial and operational resources.

    As of March 31, 1999:

    - we owned 52 properties, containing approximately 3.7 million rentable square feet of office and laboratory space;

    - our properties were located in leading markets in the United States for the life science industry, including in the San Diego and San Francisco Bay areas of California; Seattle, Washington; suburban Washington, D.C.; eastern Massachusetts (including Boston and Cambridge); the Southeast (including Georgia and North Carolina) and the New Jersey and suburban Philadelphia areas;

    - our properties, excluding four properties in our renovation program, were approximately 97% leased at an average annualized net effective rent per leased square foot of $17.00. Substantially all of the vacant space at our properties was office or warehouse space; and

    - we had 165 leases with 157 tenants, and no single tenant accounted for more than 7.8% of our annualized net effective rent.

                              RECENT DEVELOPMENTS

    OPERATING RESULTS. Our funds from operations ("FFO") for the first quarter of 1999 totaled approximately $8.9 million, or 68 cents per share on a diluted basis. This compares to FFO of approximately $6.4 million, or 55 cents per share on a diluted basis, for the first quarter of 1998, reflecting an increase of 40% and 24% in FFO and FFO per share, respectively. We generally consider FFO to be an appropriate measure of our operating performance because it provides investors with an understanding of our ability to incur and service debt and to make capital expenditures.

    We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in its March 1995 White Paper (the "White Paper"), which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, and excluding amounts for extraordinary and non-recurring items, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

    FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Further, FFO does not represent amounts available for our discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

    ACQUISITIONS AND DEVELOPMENT. Since January 1, 1999 we have acquired two properties, aggregating approximately 146,000 square feet of office and laboratory space, for a total purchase price of $22.9 million. In January 1999, we completed the acquisition of One Innovation Drive in Worcester, Massachusetts for $16.5 million, including $5.2 million in cash and $11.3 million of assumed debt. The property contains approximately 114,000 square feet of office and laboratory space and was fully leased as of March 31, 1999. In April 1999, we acquired 2625, 2627 and 2631 Hanover Street in Palo Alto, California for $6.4 million in cash. This property contains an aggregate of approximately 32,000 square feet of office and laboratory space and is currently fully leased.

    Additionally, in March 1999 we acquired an 85% tenancy-in-common interest in a 4.9 acre land parcel in Worcester, Massachusetts for $425,000 in cash. The seller of the property retained the remaining 15% tenancy-in-common interest. We are currently developing an approximately 94,000 square foot office and laboratory building on this site. In connection with our acquisition of an interest in the land parcel, we entered into a lease with a subsidiary of AstraZeneca Group plc, an international pharmaceutical company, for approximately 45,000 square feet of office and laboratory space in the completed facility. We are in discussions with other prospective tenants for all of the remaining space.

    INTERNAL GROWTH. A significant portion of our portfolio's total square footage is leased at rental rates that we believe are currently below market. As a result, we have achieved, and we believe we can continue to achieve, internal growth through increases in rental rates as these leases expire. During the three months ended March 31, 1999, leases for approximately 114,000 square feet of space in our portfolio expired, of which approximately 96,000 square feet was renewed or re-leased. Rental rates for the renewed or re-leased space were on average 24% higher than the rates for expiring leases computed on a cash basis. Rental rates for the renewed or re-leased space, computed in accordance with GAAP, which includes an adjustment for the straight-lining of rent over the term of a lease, were on average 36% higher than the rates for the expiring leases. We are currently in negotiations to re-lease substantially all of the remaining space.

    FINANCING ACTIVITIES. On February 23, 1999 we completed a public offering of 1,150,000 shares of our common stock (including shares issued upon exercise of the underwriter's over-allotment option). The shares were issued at a price of $28.125 per share, resulting in aggregate net proceeds to us of approximately $29.8 million. We applied the net proceeds of the offering to reduce the outstanding balance on our unsecured line of credit.

                               GROWTH STRATEGIES

    We seek to maximize growth in FFO and cash available for distribution to stockholders through effective ownership, operation, management, acquisition, conversion, retrofit, expansion and selective development of life science facilities. In particular, we seek to increase FFO and cash available for distribution per share by:

    - acquiring quality life science facilities at attractive returns in our target markets;

    - realizing contractual rental rate escalations, which are included in a substantial majority of our leases;

    - re-tenanting and re-leasing space within our portfolio at higher rental rates and with minimal non-revenue enhancing tenant improvement costs;

    - expanding our existing properties or converting existing office or warehouse space to generic laboratory space that can be leased at higher rental rates;

    - selectively developing properties, typically on a retrofit or build-to-suit basis; and

    - continuing to implement effective cost control measures, including negotiating pass-through provisions in tenant leases for operating expenses and certain capital expenditures.

                                  THE OFFERING

Securities Offered................  1,400,000 shares of 9.50% Series A Cumulative Redeemable
                                    Preferred Stock (1,610,000 shares if the underwriters
                                    exercise their over-allotment option in full).

Ranking...........................  The Series A Preferred Stock will rank senior to our common stock in the payment of dividends and payments in
                                    the event of our liquidation. Our common stock is our
                                    only other stock outstanding. See "Description of Series
                                    A Preferred Stock-- Rank," "--Dividends" and
                                    "--Liquidation Preference."

Use of Proceeds...................  We will use the net proceeds from this offering to reduce the outstanding balance on our unsecured line of
                                    credit. See "Use of Proceeds."

Dividends.........................  Dividends on the Series A Preferred Stock are cumulative from the date the stock is originally issued. We will
                                    pay dividends quarterly in arrears on or before the
                                    fifteenth day of January, April, July and October. We
                                    will pay dividends at a fixed rate of $2.375 per share
                                    each year (equal to 9.50% of the $25.00 liquidation
                                    preference). The first dividend we pay on July 15, 1999
                                    will be for less than a full quarter. Dividends on the
                                    Series A Preferred Stock will continue to accumulate
                                    even if any of our agreements prohibits the current
                                    payment of dividends, we do not have earnings or funds
                                    legally available to pay such dividends or we do not
                                    declare the payment of dividends. See "Description of
                                    Series A Preferred Stock--Dividends."

Liquidation Preference............  You will be entitled to receive $25.00 for each share of the Series A Preferred Stock, plus an amount equal to
                                    all accrued and unpaid dividends (whether or not
                                    declared) if we liquidate. See "Description of Series A
                                    Preferred Stock--Liquidation Preference."

Redemption........................  We may not redeem the Series A Preferred Stock before
                                    June 11, 2004 except in order to preserve our status as
                                    a REIT. On and after that date, we may redeem the Series
                                    A Preferred Stock in whole or in part for $25.00 per
                                    share, plus all accrued and unpaid dividends (whether or
                                    not declared) to the date we fix for redemption. We will
                                    pay the redemption price (other than any amount relating
                                    to accrued and unpaid dividends) solely out of proceeds
                                    of a sale of our other capital stock (including other
                                    series of preferred stock).

Voting Rights.....................  Holders of the Series A Preferred Stock generally will have no voting rights. However, when dividends on any
                                    shares of the Series A Preferred Stock are in arrears
                                    for six or more quarterly periods, whether consecutive
                                    or not, the holders of those shares will be entitled to
                                    vote for the election of a total of two additional
                                    directors to serve on our board of directors until all
                                    dividends accumulated on those shares of Series A
                                    Preferred Stock have been fully paid or we declare all
                                    unpaid dividends and set aside a sum sufficient to pay
                                    those dividends.

                                    Additionally, we cannot create a class or series of
                                    capital stock ranking senior to the Series A Preferred
                                    Stock or make changes to the terms of the Series A
                                    Preferred Stock that would be materially adverse to the
                                    rights of the holders of the Series A Preferred Stock
                                    without the affirmative vote of two-thirds of the
                                    outstanding shares of the Series A Preferred Stock. See
                                    "Description of Series A Preferred Stock--Voting
                                    Rights."

Conversion........................  The Series A Preferred Stock is not convertible into or exchangeable for any of our other property or
                                    securities, except that shares of the Series A Preferred
                                    Stock may be converted into excess stock in order to
                                    ensure that we remain a qualified REIT for federal
                                    income tax purposes. See "Description of Series A
                                    Preferred Stock--Restrictions on Ownership and
                                    Transfer."

Restrictions on Ownership.........  In order to ensure that we remain a qualified REIT for federal income tax purposes, no single holder of our
                                    capital stock may own more than 9.8% of the total value
                                    of outstanding shares of our stock. See "Description of
                                    Series A Preferred Stock-- Restrictions on Ownership and
                                    Transfer."

Maturity..........................  The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory
                                    redemption, except as required by our charter. See
                                    "Description of Series A Preferred Stock--Maturity" and
                                    "--Restrictions on Ownership and Transfer."

Trading...........................  We have applied to list the Series A Preferred Stock on the New York Stock Exchange under the symbol "ARE PrA."
                                    If approved, we expect that trading of the Series A
                                    Preferred Stock will begin within a 30-day period after
                                    the initial delivery of the shares of the Series A
                                    Preferred Stock.

                                  THE COMPANY

GENERAL

    We are a REIT formed in October 1994 to own, operate, manage, acquire, convert, retrofit, expand and selectively develop high quality, strategically located properties containing both office and laboratory space. Our properties are designed and improved for lease principally to tenants in the life science industry, including pharmaceutical, biotechnology, diagnostic, contract research and personal care products companies, major scientific research institutions and related government agencies. Our tenant base is broad and diverse within the life science industry and reflects our focus on regional, national and international tenants with substantial financial and operational resources.

    As of March 31, 1999, we owned 52 properties containing approximately 3.7 million rentable square feet of office and laboratory space in seven target markets, as follows:

    - San Diego, California;

    - the San Francisco Bay area of California;

    - Seattle, Washington;

    - suburban Washington, D.C.;

    - eastern Massachusetts (including Boston and Cambridge);

    - the Southeast (including Georgia and North Carolina); and

    - the New Jersey and suburban Philadelphia areas.

    Each of these areas is a leading market in the United States for the life science industry. To facilitate research and development, technology transfer and recruitment of scientific professionals, life science industry companies generally cluster near major scientific research institutions, universities and government agencies, all of which drive demand for properties combining office and laboratory space suitable for such tenants. As a result, we focus our operations and acquisition activities principally in a limited number of target markets where we believe life science industry tenants tend to cluster.

    As of March 31, 1999, our properties, excluding four properties under renovation, were approximately 97% leased, at an average annualized net effective rent per leased square foot of $17.00. Including properties in our renovation program, our portfolio was 93% leased as of March 31, 1999. Substantially all of the vacant space at our properties was office or warehouse space.

    The multibillion dollar life science industry comprises some of the fastest growing segments of the U.S. economy and includes thousands of public and private companies and scientific research institutions engaged principally in the research, development, testing, manufacture, sale and regulation of pharmaceuticals, diagnostics, personal care products, medical devices, laboratory instrumentation and other related applications. Properties leased to tenants in the life science industry typically consist of suburban office buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the life science industry. Unlike traditional office space, the location of and improvements to life science facilities are generally considered essential to a tenant's business. We believe that, as a result of these factors, occupancy levels in life science facilities within our markets generally have been higher, and tenant turnover has been lower, than in traditional office properties.

    We are led by a senior management team with extensive experience in both the real estate and life science industries and are supported by a highly experienced board of directors. Our management team includes Joel S. Marcus, our Chief Executive Officer, who has over 27 years of experience in the real estate and life science industries, as well as significant capital markets experience; James H. Richardson, our President, who has over 17 years of experience in the real estate industry, and has specialized for much of his career in the acquisition, management and leasing of life science facilities; Peter J. Nelson, our Senior Vice President and Chief Financial Officer, who has over 19 years of experience in finance, accounting and real estate asset management and leasing; and Vincent R. Ciruzzi, our Vice President of Construction and

Development, who has over 11 years of experience in real estate construction, management, development and analysis.

    We believe that we have achieved favorable returns on our properties as a result of:

    - the strong and growing demand by tenants for life science facilities;

    - the constrained supply and lack of speculative development of life science facilities due to the expertise generally required to develop and manage this property type;

    - the highly fragmented and inefficient market for ownership of life science facilities;

    - our adherence to strict evaluation criteria and due diligence review when assessing prospective properties and tenants; and

    - our knowledge and understanding of life science industry tenants and their real estate needs.

    Additionally, we believe that the personal and business relationships that our management team and members of our board of directors have developed over time within the real estate and life science industries have contributed significantly to our ability to identify and consummate favorable acquisitions and to lease space to high quality life science industry tenants. We believe that we are the only publicly traded entity focusing primarily on the ownership, operation, management, acquisition, conversion, retrofit, expansion and selective development of life science facilities.

GROWTH STRATEGIES

    We seek to maximize growth in FFO and cash available for distribution to stockholders through effective ownership, operation, management, acquisition, conversion, retrofit, expansion and selective development of life science facilities. In particular, we seek to increase FFO and cash available for distribution per share by:

    - acquiring quality life science facilities at attractive returns in our target markets;

    - realizing contractual rental rate escalations, which are included in a substantial majority of our leases;

    - re-tenanting and re-leasing space within our portfolio at higher rental rates and with minimal non-revenue enhancing tenant improvement costs;

    - expanding our existing properties or converting existing office and warehouse space to generic laboratory space that can be leased at higher rental rates;

    - selectively developing properties, typically on a retrofit or build-to-suit basis; and

    - continuing to implement effective cost control measures, including negotiating pass-through provisions in tenant leases for operating expenses and certain capital expenditures.

    ACQUISITIONS. We seek to identify and acquire high quality life science facilities in our target markets. We believe that we are able to maximize returns on acquisitions as a result of our expertise in understanding the real estate needs of life science industry tenants, our ability to identify and acquire properties with generic laboratory infrastructure that appeal to a wide range of life science industry tenants, and our expertise in identifying and evaluating life science industry tenants.

    We also seek to use the extensive personal and business relationships our management team and board of directors have developed over time with owners of life science facilities and with major life science industry participants to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties.

    We believe that the ownership of life science facilities remains highly fragmented and that this fragmentation often creates pricing inefficiencies in the sale of life science facilities. Life science facilities are owned by various entities, including local developers and institutions, many of whom own or operate a single facility. Additionally, we believe that many life science facilities are occupied by owners within the life science industry who desire to focus their investments on and attention to their respective core businesses, not on ownership of real estate.

    Critical evaluation of prospective property acquisitions is an essential component of our acquisition strategy. When we evaluate acquisition opportunities, we assess a full range of matters relating to the properties, including the quality of tenants, the condition and capacity of building infrastructure, the quality and generic characteristics of laboratory facilities and the physical condition of the shell structure and common area improvements. We also assess carefully the status of existing leases and consider opportunities available for leasing vacant space and renewing or retenanting leased space at higher rental rates.

    INTERNAL GROWTH. Our strategy is to achieve internal growth from several sources. As of March 31, 1999, approximately 82% of the leases in our portfolio on a square footage basis contain effective annual rent escalations that are either fixed (2.5% to 4.0% annually) or indexed based on a consumer price or other index. We seek to include similar escalation provisions in substantially all of our new leases. Although many of our recent acquisitions have been fully leased, we also seek to acquire undervalued or underperforming properties and properties with short-term tenancies where we can improve investment returns through re-leasing of vacant space and the replacement of existing tenants with new tenants at higher rental rates. Further, a significant portion of our portfolio's square footage is leased at rental rates that we believe are currently below market. As a result, we have achieved, and we believe we can continue to achieve, significant internal growth through increases in rental rates as these leases expire. For information regarding our recent leasing activity, see "Recent Developments--Internal Growth."

    We also seek to achieve internal growth through the expansion of existing life science facilities that are fully leased and through the conversion of existing office or warehouse space at our properties to higher rent generic laboratory space.

    Our internal growth strategy is enhanced by effective cost control measures, including expense pass-through provisions which are included in a significant majority of our leases. As of March 31, 1999, approximately 79% of the leases in our portfolio on a square footage basis were triple net leases, requiring tenants to pay substantially all real estate taxes, insurance, common area and other operating expenses of the properties, including increases thereto. Further, as of March 31, 1999, approximately 78% of our leases provided for the recapture of certain capital expenditures, such as roof replacements, parking lot resurfacing and heating, ventilation and air conditioning maintenance expenditures, which we believe would typically be borne by the landlord in traditional office leases.

    DEVELOPMENT. We pursue selective development and redevelopment projects, typically on a retrofit or build-to-suit basis, where we expect to achieve investment returns that will equal or exceed our returns on acquisitions. Build-to-suit projects involve the construction of new life science facilities for specified tenants, and retrofit projects involve the renovation and conversion of office or warehouse properties for use by life science industry tenants, generally through the addition of laboratory space and other generic infrastructure improvements. We seek to develop projects where our investment in infrastructure will be substantially generic in nature and not tenant specific.

                              RECENT DEVELOPMENTS

    OPERATING RESULTS. Our FFO for the first quarter of 1999 totaled approximately $8.9 million, or 68 cents per share on a diluted basis. This compares to FFO of approximately $6.4 million, or 55 cents per share on a diluted basis, for the first quarter of 1998, reflecting an increase of 40% and 24% in FFO and FFO per share, respectively. We generally consider FFO to be an appropriate measure of our operating performance because it provides investors with an understanding of our ability to incur and service debt and to make capital expenditures.

    We compute FFO in accordance with standards established by the Board of Governors of NAREIT in the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains or (losses) from debt restructuring and sales of property, and excluding amounts for extraordinary and non-recurring items, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

    FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Further, FFO does not represent amounts available for our discretionary use because of needed capital replacement or expansion, debt service obligation, or other commitments and uncertainties.

    ACQUISITIONS AND DEVELOPMENT. Since January 1, 1999 we have acquired two properties, aggregating approximately 146,000 square feet of office and laboratory space, for a total purchase price of $22.9 million. In January 1999, we completed the acquisition of One Innovation Drive in Worcester, Massachusetts for $16.5 million, including $5.2 million in cash and $11.3 million of assumed debt. The property contains approximately 114,000 square feet of office and laboratory space and was fully leased as of March 31, 1999. In April 1999, we acquired 2625, 2627 and 2631 Hanover Street in Palo Alto, California for $6.4 million in cash. This property contains an aggregate of approximately 32,000 square feet of office and laboratory space and is currently fully leased.

    Additionally, in March 1999, we acquired an 85% tenancy-in-common interest in a 4.9 acre land parcel in Worcester, Massachusetts for $425,000 in cash. The seller of the property retained the remaining 15% tenancy-in-common interest. We are currently developing an approximately 94,000 square foot office and laboratory building on this site. In connection with our acquisition of an interest in the land parcel, we entered into a lease with a subsidiary of AstraZeneca Group plc, an international pharmaceutical company, for approximately 45,000 square feet of office and laboratory space in the completed facility. We are in discussions with other prospective tenants for all of the remaining space.

    INTERNAL GROWTH. A significant portion of our portfolio's total square footage is leased at rental rates which we believe are currently below market. As a result, we have achieved, and we believe we can continue to achieve, internal growth through increases in rental rates as these leases expire. During the three months ended March 31, 1999, leases for approximately 114,000 square feet of space in our portfolio expired, of which approximately 96,000 square feet was renewed or re-leased. Rental rates for the renewed or re-leased space were on average 24% higher than the rates for expiring leases computed on a cash basis. Rental rates for the renewed or re-leased space, computed in accordance with GAAP, which includes an adjustment for the straight-lining of rent over the term of a lease, were on average 36% higher than the rates for the expiring leases. We are currently in negotiations to re-lease substantially all of the remaining space.

    FINANCING ACTIVITIES. On February 23, 1999 we completed a public offering of 1,150,000 shares of our common stock (including shares issued upon exercise of the underwriter's over-allotment option). The shares were issued at a price of $28.125 per share, resulting in aggregate net proceeds to us of approximately $29.8 million. We applied the net proceeds of the offering to reduce the outstanding balance on our unsecured line of credit.

                                 OUR PROPERTIES

GENERAL

    Our properties range in size from approximately 15,000 to 250,000 square feet, are built to accommodate single or multiple tenants and are generally one or two story concrete tilt-up or block and steel frame structures. The exteriors typically resemble traditional suburban office properties, but the interior infrastructure has been improved to accommodate the needs of life science industry tenants. These improvements typically are generic to life science industry tenants rather than specific to a particular tenant. As a result, we believe that the improvements have long-term value and utility and are readily usable by a wide range of life science industry tenants. Generic infrastructure improvements to our properties typically include:

    - reinforced concrete floors;

    - upgraded roof loading capacity;

    - increased floor to ceiling heights;

    - heavy-duty heating, ventilation and air conditioning systems;

    - advanced environmental control technology;

    - significantly upgraded electrical, gas and plumbing infrastructure; and

    - laboratory benches.

    We own fee simple title in each of our properties, except with respect to:
1311, 1401 and 1431 Harbor Bay Parkway, in which we own a commercial condominium interest, together with an undivided interest in the common areas of the project of which this property is a part; and Buildings 79 & 96, Charlestown Navy Yard, 8000/9000/10000 Virginia Manor Road and 2625/2627/2631 Hanover Street, in which we own ground leasehold interests.

    As of March 31, 1999, we had 165 leases with a total of 157 tenants, and 24 of our properties were leased to single tenants. Leases in our multi-tenant buildings typically have terms of three to seven years, while the single-tenant building leases typically have terms of 10 to 20 years. As of March 31, 1999, the weighted average remaining term of our existing leases was 6.3 years.

    Our leases also typically give us the right to review and approve tenant alterations to the property. Generally, tenant-installed building improvements remain at our properties after termination of the lease. However, we are permitted under the terms of most of our leases to require that the tenant remove the improvements and restore the premises to their original condition.

    We currently manage 46 of our properties. The remaining properties are managed by third-party professional management companies who report directly to our asset management personnel. We make all material decisions with respect to all of our properties.

    The following table sets forth pertinent information with respect to our properties as of March 31, 1999, and excludes information relating to 2625/2627/2631 Hanover Street in Palo Alto, California, which we acquired in April 1999.

                                                                                      PERCENTAGE
                                                                                     OF AGGREGATE     ANNUALIZED    ANNUALIZED NET
                                                                        ANNUALIZED     PORTFOLIO     BASE RENT PER  EFFECTIVE RENT
                              YEAR BUILT/    RENTABLE     PERCENTAGE       BASE     ANNUALIZED BASE  LEASED SQUARE    PER LEASED
         PROPERTIES           RENOVATED(1)  SQUARE FEET    LEASED(2)    RENT(2)(3)       RENT           FOOT(3)     SQUARE FOOT(4)
----------------------------  ------------  -----------  -------------  ----------  ---------------  -------------  ---------------
SAN DIEGO
----------------------------

10933 North Torrey Pines       1971/1994       107,753           100%   $2,311,111           3.6%      $   21.45       $   15.91
  Road
  San Diego, CA

11099 North Torrey Pines       1986/1996        86,962            95     2,154,570           3.4           26.13           24.26
  Road
  San Diego, CA

3535 General Atomics Court     1986/1991        76,084           100     2,639,388           4.1           34.69           33.73
  San Diego, CA

3565 General Atomics Court        1991          43,600           100     1,526,949           2.4           35.02           35.02
  San Diego, CA

11025 Roselle Street           1983/1998        18,173           100       415,757           0.6           22.88           20.24
  San Diego, CA

4757 Nexus Centre Drive           1989          67,050           100     2,107,557           3.3           31.43           24.53
  San Diego, CA

6166 Nancy Ridge Drive            1997          29,333           100       638,633           1.0           21.77           15.42
  San Diego, CA

10505 Roselle Street          late 1970's       16,000            --            --            --              --              --
  San Diego, CA

3770 Tansy Street                 1978          13,000            --            --            --              --              --
  San Diego, CA

SAN FRANCISCO BAY AREA
----------------------------

1201 Harbor Bay Parkway           1983          61,015            74       692,660           1.1           15.27            8.42
  Alameda, CA

1311 Harbor Bay Parkway           1984          27,745            71       297,612           0.5           15.00           14.54
  Alameda, CA

1401 Harbor Bay Parkway        1986/1994        47,777           100       518,593           0.8           10.85           10.54
  Alameda, CA

1431 Harbor Bay Parkway        1985/1994        68,711           100     1,413,968           2.2           20.58           16.57
  Alameda, CA

819-863 Mitten Rd & 866        1962/1997       150,150            91     2,352,304           3.7           17.31           15.32
  Malcolm Road
  Burlingame, CA(++)

SEATTLE
----------------------------

1102/1124 Columbia Street      1975/1998       210,163            92     5,319,023           8.3           27.54           26.55
  Seattle, WA

3000/3018 Western Avenue       1929/1998        47,746           100     1,458,253           2.3           30.54           24.81
  Seattle, Washington

3005 First Avenue              1980/1990        70,647           100     1,888,515           3.0           26.73           23.72
  Seattle, Washington

         PROPERTIES                  MAJOR TENANTS
----------------------------  ----------------------------
SAN DIEGO
----------------------------
10933 North Torrey Pines      The Scripps Research
  Road                        Institute
  San Diego, CA               Advanced Tissue Sciences,
                              Inc.
11099 North Torrey Pines      Agouron Pharmaceuticals,
  Road                          Inc.(5)
  San Diego, CA               Axys Pharmaceuticals, Inc.
3535 General Atomics Court    The Scripps Research
  San Diego, CA                 Institute
                              R.W. Johnson Pharmaceutical
                                Research Institute(6)
                              Syntro Corporation(7)
3565 General Atomics Court    Agouron Pharmaceuticals,
  San Diego, CA                 Inc.(5)
11025 Roselle Street          Collateral Therapeutics,
  San Diego, CA                 Inc.
                              Ciblex Corporation
4757 Nexus Centre Drive       Matrix Pharmaceutical, Inc.
  San Diego, CA
6166 Nancy Ridge Drive        Arena Pharmaceuticals, Inc.
  San Diego, CA
10505 Roselle Street          Vacant(8)
  San Diego, CA
3770 Tansy Street             Vacant(8)
  San Diego, CA
SAN FRANCISCO BAY AREA
----------------------------
1201 Harbor Bay Parkway       Avigen, Inc.
  Alameda, CA                 Ascend Communications, Inc.
1311 Harbor Bay Parkway       Chiron Corporation
  Alameda, CA                 Therasense, Inc.
1401 Harbor Bay Parkway       Chiron Diagnostics
  Alameda, CA
1431 Harbor Bay Parkway       U.S. Food & Drug
  Alameda, CA                   Administration
819-863 Mitten Rd & 866       Valentis, Inc.
  Malcolm Road                Mills Peninsula Medical
  Burlingame, CA(++)            Group, Inc.
                              Federal Aviation
                                Administration
SEATTLE
----------------------------
1102/1124 Columbia Street     Corixa Corporation
  Seattle, WA                 Fred Hutchinson Cancer
                                Research Center
                              Swedish Medical Center
3000/3018 Western Avenue      University of Washington
  Seattle, Washington
3005 First Avenue             Dendreon Corporation
  Seattle, Washington

                                                                                      PERCENTAGE
                                                                                     OF AGGREGATE     ANNUALIZED    ANNUALIZED NET
                                                                        ANNUALIZED     PORTFOLIO     BASE RENT PER  EFFECTIVE RENT
                              YEAR BUILT/    RENTABLE     PERCENTAGE       BASE     ANNUALIZED BASE  LEASED SQUARE    PER LEASED
         PROPERTIES           RENOVATED(1)  SQUARE FEET    LEASED(2)    RENT(2)(3)       RENT           FOOT(3)     SQUARE FOOT(4)
----------------------------  ------------  -----------  -------------  ----------  ---------------  -------------  ---------------
SUBURBAN WASHINGTON, D.C.
----------------------------

300 Professional Drive            1989          47,558            51%   $  383,540           0.6%      $   15.87       $   15.16
  Gaithersburg, MD

401 Professional Drive            1987          62,739           100     1,038,585           1.6           16.55           16.55
  Gaithersburg, MD

25/35/45 West Watkins Mill     1989/1997       138,938           100     1,984,434           3.1           14.28           14.10
  Road
  Gaithersburg, MD

708 Quince Orchard Road        1982/1997        49,225           100     1,365,599           2.1           27.74           17.18
  Gaithersburg, MD

940 Clopper Road                  1989          44,464            84       513,769           0.8           13.69           12.85
  Gaithersburg, MD

1401 Research Boulevard           1966          48,800           100       722,904           1.1           14.81           14.05
  Rockville, MD

1500 East Gude Drive           1981/1986        45,989           100       624,334           1.0           16.29           16.00
  Rockville, MD

3/3 1/2 Taft Court             1981/1986        24,460            15        36,602           0.1            9.68            9.68
  Rockville, MD

1413 Research Boulevard        1967/1996       105,000           100     1,563,450           2.4           14.89           13.32
  Rockville, MD

1550 East Gude Drive           1981/1995        44,500           100       596,006           0.9           13.39           13.39
  Rockville, MD

1330 Piccard Drive             1978/1994       131,511           100     1,903,653           3.0           14.48           14.47
  Rockville, MD

14225 Newbrook Drive              1992         248,186           100     4,341,125           6.8           17.49           17.49
  Chantilly, VA

8000/9000/10000 Virginia          1990         191,884            99     1,958,441           3.1           10.27           10.25
  Manor Road
  Beltsville, MD

10150 Old Columbia Road        1983/1997        75,500           100     1,087,343           1.7           14.40           13.48
  Columbia, MD

19 Firstfield Road                1974          25,175           100       417,446           0.7           16.58           16.58
  Gaithersburg, MD

15020 Shady Grove Road            1987          41,062           100       764,959           1.2           18.63            9.30
  Gaithersburg, MD

2001 Aliceanna Street         1950's/1993      179,397            84       863,564           1.4            5.74            5.74
  Baltimore, MD

50 West Watkins Mill Road         1988          57,410           100       677,438           1.1           11.80           11.80
  Gaithersburg, MD

EASTERN MASSACHUSETTS
----------------------------

Buildings 79 & 96              1880/1991        24,940           100       710,000           1.1           28.47           26.35
  Charlestown Navy Yard
  Boston, MA

280 Pond Street               1960's/1990       24,867           100       401,295           0.6           16.14           16.14
  Randolph, MA

60 Westview Street                1975          39,909           100       480,000           0.8           12.03           11.03
  Lexington, MA

377 Plantation Street             1993          92,711           100     2,185,284           3.4           23.57           23.57
  Worcester, MA

620 Memorial Drive            1920's/1997       96,500           100     3,947,688           6.2           40.91           40.91
  Cambridge, MA

         PROPERTIES                  MAJOR TENANTS
----------------------------  ----------------------------
SUBURBAN WASHINGTON, D.C.
----------------------------
300 Professional Drive        Antex Biologics Inc.
  Gaithersburg, MD
401 Professional Drive        Gillette Capital
  Gaithersburg, MD              Corporation(9)
25/35/45 West Watkins Mill    Genetic Therapy, Inc.(10)
  Road                        MedImmune, Inc.
  Gaithersburg, MD
708 Quince Orchard Road       Gene Logic, Inc.
  Gaithersburg, MD
940 Clopper Road              Immunomatrix, Inc.
  Gaithersburg, MD
1401 Research Boulevard       U.S. Bureau of Alcohol
  Rockville, MD                 Tobacco and Firearms
1500 East Gude Drive          bioMerieux Vitek, Inc.
  Rockville, MD
3/3 1/2 Taft Court            bioMerieux Vitek, Inc.(11)
  Rockville, MD
1413 Research Boulevard       U.S. Army Corps of Engineers
  Rockville, MD
1550 East Gude Drive          Shire Pharmaceuticals Group
  Rockville, MD                 plc
1330 Piccard Drive            Intracel Corporation
  Rockville, MD
14225 Newbrook Drive          American Medical
  Chantilly, VA                 Laboratories, Inc.
8000/9000/10000 Virginia      Digene Corporation
  Manor Road                  North American Vaccine, Inc.
  Beltsville, MD
10150 Old Columbia Road       North American Vaccine, Inc.
  Columbia, MD
19 Firstfield Road            Genetic Therapy, Inc.(10)
  Gaithersburg, MD
15020 Shady Grove Road        Human Genome Sciences
  Gaithersburg, MD
2001 Aliceanna Street         Maryland Economic
  Baltimore, MD                 Development Corporation
                              The National Aquarium of
                                Baltimore, Inc.
50 West Watkins Mill Road     Federal Express Corporation
  Gaithersburg, MD
EASTERN MASSACHUSETTS
----------------------------
Buildings 79 & 96             Diacrin, Inc.
  Charlestown Navy Yard
  Boston, MA
280 Pond Street               Ares Advanced Technology,
  Randolph, MA                  Inc.
60 Westview Street            U.S. Environmental
  Lexington, MA                 Protection Agency
377 Plantation Street         University of Massachusetts
  Worcester, MA               Phytera, Inc.
                              Athena Diagnostics, Inc.(12)
620 Memorial Drive            Pfizer, Inc.
  Cambridge, MA

                                                                                      PERCENTAGE
                                                                                     OF AGGREGATE     ANNUALIZED    ANNUALIZED NET
                                                                        ANNUALIZED     PORTFOLIO     BASE RENT PER  EFFECTIVE RENT
                              YEAR BUILT/    RENTABLE     PERCENTAGE       BASE     ANNUALIZED BASE  LEASED SQUARE    PER LEASED
         PROPERTIES           RENOVATED(1)  SQUARE FEET    LEASED(2)    RENT(2)(3)       RENT           FOOT(3)     SQUARE FOOT(4)
----------------------------  ------------  -----------  -------------  ----------  ---------------  -------------  ---------------
One Innovation Drive              1991         113,961           100%   $2,306,691           3.6%      $   20.24       $   20.24
  Worcester, MA

NEW JERSEY/SUBURBAN
  PHILADELPHIA
----------------------------

215 College Road               1968/1974/      110,666           100     1,253,463           2.0           11.33           11.05
  Paramus, NJ                     1984

170 Williams Drive             1982/1994        37,000           100       536,500           0.8           14.50           14.50
  Ramsey, NJ

100 Phillips Parkway          late 1960's       80,000            --            --            --              --              --
  Montvale, NJ

5100/5110 Campus Drive            1989          42,782           100       493,761           0.8           11.54           11.28
  Plymouth Meeting, PA

702 Electronic Drive           1983/1998        40,000           100       937,527           1.5           23.44           23.44
  Horsham, PA

279 Princeton Parkway          1984/1999        42,600           100       260,320           0.4            6.11            6.11
  Princeton, NJ

SOUTHEAST
----------------------------

100 Capitola Drive                1986          65,114            99     1,030,288           1.6           15.94           10.35
  Durham, NC

800 & 801 Capitola Drive          1985         119,916           100     1,479,246           2.3           12.34           10.62
  Durham, NC

150/154 Technology Parkway     1976/1985/       37,080           100       675,560           1.1           18.22           18.10
  Norcross, GA                    1993

5 Triangle Drive                  1981          32,120           100       486,825           0.8           15.16           14.85
  Research Triangle Park, NC

Total/Weighted Average(14):                  3,703,873          93.3%   $63,762,533          100%      $   18.46       $   17.00
                                            -----------          ---    ----------           ---          ------          ------
                                            -----------          ---    ----------           ---          ------          ------

         PROPERTIES                  MAJOR TENANTS
----------------------------  ----------------------------
One Innovation Drive          Astra Arcus USA, Inc.(13)
  Worcester, MA               Alpha Beta Technology Inc.
NEW JERSEY/SUBURBAN
  PHILADELPHIA
----------------------------
215 College Road              Playtex Products, Inc.
  Paramus, NJ                 Synaptic Pharmaceutical
                                Corporation
170 Williams Drive            Alteon Inc.
  Ramsey, NJ
100 Phillips Parkway          Vacant(8)
  Montvale, NJ
5100/5110 Campus Drive        Gen Trak, Inc.
  Plymouth Meeting, PA        Biomol Research
                              Laboratories, Inc.
                              Magainin Pharmaceuticals
                              Inc.
702 Electronic Drive          Cell Pathways, Inc.
  Horsham, PA
279 Princeton Parkway         Coelacanth Corporation
  Princeton, NJ
SOUTHEAST
----------------------------
100 Capitola Drive            American Social Health
  Durham, NC                    Association, Inc.
                              Batelle Survey Research,
                              Inc.
800 & 801 Capitola Drive      Triangle Laboratories, Inc.
  Durham, NC                  Ventana Communications
                                Group, Inc.
150/154 Technology Parkway    Oread, Inc.
  Norcross, GA                CytRx Corporation
5 Triangle Drive              Mantech Environmental
  Research Triangle Park, NC  Technology, Inc.
                              City Search, Inc.
Total/Weighted Average(14):

----------------------------------

 (++) Two properties, 819-849 Mitten Road and 863 Mitten Road/866 Malcolm Road, have been combined for purposes of presentation in this table.

 (1) Includes year in which construction was completed and, where applicable, year of most recent major renovation.

 (2) Based on all leases at the respective property in effect as of March 31, 1999.

 (3) Annualized base rent means the annualized fixed base rental amount in effect as of March 31, 1999 (using rental revenue computed on a straight-line basis in accordance with GAAP) paid by tenants under the terms of their leases. This amount, divided by the rentable square feet leased at the property as of March 31, 1999, is the annualized base rent per leased square foot.

 (4) Annualized net effective rent is the annualized base rent in effect as of March 31, 1999, less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions. This amount, divided by the rentable square feet leased at the property as of March 31, 1999, is the annualized net effective rent per leased square foot.

 (5) Agouron Pharmaceuticals, Inc. is a wholly owned subsidiary of Warner-Lambert Company.

 (6) The R.W. Johnson Pharmaceutical Research Institute is a wholly owned subsidiary of Johnson & Johnson.

 (7) Syntro Corporation is a wholly owned subsidiary of Schering-Plough Corporation.

 (8) This property is in our renovation program and will be redeveloped as an office and laboratory property.

 (9) Gillette Capital Corporation is a wholly owned subsidiary of The Gillette Company, the guarantor of the lessee's obligations under the lease.

(10) Genetic Therapy, Inc. is a wholly owned subsidiary of Novartis AG.

(11) This property is in our renovation program and the unleased portion will be converted to office and laboratory space.

(12) Athena Diagnostics, Inc. is a wholly owned subsidiary of Elan Corporation, plc.

(13) Astra Arcus USA, Inc. is a wholly owned subsidiary of AstraZeneca Pharmaceuticals, plc, which is the guarantor of the lessee's obligations under the lease.

(14) Weighted average based on a percentage of aggregate leased square feet.

LOCATION AND TYPE OF SPACE

    The following table sets forth, as of March 31, 1999, the gross revenues and type of space within our properties by rentable square footage in each of our existing markets.

                                                        TOTAL
                                                      RENTABLE        PERCENTAGE                       PERCENTAGE
                                                       SQUARE      OF TOTAL RENTABLE   ANNUALIZED     OF ANNUALIZED
GEOGRAPHIC AREA                                        FOOTAGE      SQUARE FOOTAGE    BASE RENT(1)      BASE RENT
--------------------------------------------------  -------------  -----------------  -------------  ---------------
San Diego.........................................       457,955            12.4%     $  11,793,966          18.5%

San Francisco Bay Area............................       355,398             9.6          5,275,136           8.3

Seattle...........................................       328,556             8.9          8,665,791          13.6

Suburban Washington, D.C..........................     1,561,798            42.2         20,843,192          32.7

Eastern Massachusetts.............................       392,888            10.6         10,030,959          15.7

New Jersey/Suburban Philadelphia..................       353,048             9.5          3,481,570           5.5

Southeast(2)......................................       254,230             6.8          3,671,919           5.7
                                                    -------------          -----      -------------         -----

    Total.........................................     3,703,873           100.0%     $  63,762,533         100.0%
                                                    -------------          -----      -------------         -----
                                                    -------------          -----      -------------         -----

------------------------

(1) Annualized base rent means the annualized fixed base rental amount in effect as of March 31, 1999 (using rental revenue computed on a straight-line basis in accordance with GAAP) paid by tenants under the terms of their leases.

(2) Includes Raleigh/Durham, North Carolina and Atlanta, Georgia markets.

LEASE EXPIRATIONS

    The following table sets forth certain information with respect to lease expirations of our properties as of March 31, 1999.

                                                          SQUARE                     ANNUALIZED BASE
               YEAR OF                                  FOOTAGE OF   PERCENTAGE OF   RENT PER SQUARE
                LEASE                     NUMBER OF      EXPIRING    TOTAL LEASED        FOOT OF
             EXPIRATION                EXPIRING LEASES    LEASES    SQUARE FOOTAGE   EXPIRING LEASES
-------------------------------------  ---------------  ----------  ---------------  ---------------
1999(1)..............................            45        314,441           9.1%       $   18.78
2000.................................            29        386,570          11.3%       $   17.02
2001.................................            26        479,895          13.9%       $   19.14
2002.................................            13        156,868           4.5%       $   13.21
2003.................................            16        342,803           9.9%       $   15.86
Thereafter...........................            36      1,773,378          51.4%       $   19.50

------------------------

(1) Represents leases expiring between April 1, 1999 to December 31, 1999.

TENANTS

    Our properties are leased principally to tenants engaged in a variety of activities in the life science industry. The following table sets forth information regarding leases with our 20 largest tenants based upon annualized base rent as of March 31, 1999.

                                                                                                                PERCENTAGE OF
                                                               APPROXIMATE    PERCENTAGE OF                       AGGREGATE
                                                  REMAINING     AGGREGATE       AGGREGATE     ANNUALIZED BASE     PORTFOLIO
                                   NUMBER OF    INITIAL LEASE    RENTABLE     LEASED SQUARE      RENT (IN      ANNUALIZED BASE
TENANT                              LEASES      TERM IN YEARS  SQUARE FEET        FEET        THOUSANDS) (1)        RENT
-------------------------------  -------------  -------------  ------------  ---------------  ---------------  ---------------
American Medical Laboratories,
  Inc..........................            1           17.8        248,186            7.2%       $   4,341              6.8%

Pfizer, Inc....................            1           13.0         96,500            2.8            3,948              6.2

Corixa Corporation(3)..........            1            5.8         82,302            2.4            3,024              4.7
                                                        0.2

Agouron Pharmaceuticals,
  Inc.(4)......................            2            2.5         70,506            2.0            2,309              3.6
                                                        1.5

Matrix Pharmaceutical, Inc.....            1           12.0         67,050            1.9            2,108              3.3

Intracel Corporation...........            1            7.8        131,511            3.8            1,904              3.0

Dendreon Corporation...........            1            9.8         70,647            2.0            1,889              3.0

Advanced Tissue Sciences,
  Inc..........................            2            1.5         84,524            2.4            1,723              2.7

U.S. Army Corps of
  Engineers(5).................            1            2.5        105,000            3.0            1,563              2.5
                                                        0.2

North American Vaccine, Inc....            2            9.0        110,531            3.2            1,496              2.3
                                                        1.9

R.W. Johnson Pharmaceutical
  Research Center(6)...........            1            0.4         44,997            1.3            1,464              2.3

University of Washington.......            1            8.9         47,746            1.4            1,458              2.3

U.S. Food & Drug
  Administration...............            1           14.8         68,711            2.0            1,414              2.2

Fred Hutchinson Cancer Research
  Center.......................            2            5.7         66,754            1.9            1,395              2.2

Axys Pharmaceuticals, Inc......            1            2.8         55,548            1.6            1,372              2.2

Gene Logic Inc.................            1            8.7         49,225            1.4            1,366              2.1

The Scripps Research
  Institute....................            2            2.5         41,538            1.2            1,334              2.1
                                                        1.2

MedImmune, Inc.................            2            7.7         84,668            2.5            1,325              2.1

Gillette Capital Corporation
  (7)..........................            1            7.0         62,739            1.8            1,039              1.6

University of Massachusetts....            1            4.0         33,244            1.0              997              1.6
                                          --
                                                        ---    ------------           ---          -------              ---

Total/Weighted Average (8).....           26            7.4      1,621,927           46.8%       $  37,469             58.8%
                                          --
                                          --
                                                               ------------           ---          -------              ---
                                                        ---    ------------           ---          -------              ---
                                                        ---

                                                    PERCENTAGE OF
                                 ANNUALIZED NET       AGGREGATE
                                 EFFECTIVE RENT       PORTFOLIO
                                 (IN THOUSANDS)    ANNUALIZED NET
TENANT                                 (2)         EFFECTIVE RENT
-------------------------------  ---------------  -----------------
American Medical Laboratories,
  Inc..........................     $   4,341               7.8%
Pfizer, Inc....................         3,948               7.1
Corixa Corporation(3)..........         2,838               5.1
Agouron Pharmaceuticals,
  Inc.(4)......................         2,232               4.0
Matrix Pharmaceutical, Inc.....         1,645               3.0
Intracel Corporation...........         1,903               3.4
Dendreon Corporation...........         1,676               3.0
Advanced Tissue Sciences,
  Inc..........................         1,389               2.5
U.S. Army Corps of
  Engineers(5).................         1,399               2.5
North American Vaccine, Inc....         1,427               2.6
R.W. Johnson Pharmaceutical
  Research Center(6)...........         1,391               2.5
University of Washington.......         1,185               2.1
U.S. Food & Drug
  Administration...............         1,138               2.0
Fred Hutchinson Cancer Research
  Center.......................         1,394               2.5
Axys Pharmaceuticals, Inc......         1,295               2.3
Gene Logic Inc.................           846               1.5
The Scripps Research
  Institute....................         1,072               1.9
MedImmune, Inc.................         1,315               2.4
Gillette Capital Corporation
  (7)..........................         1,039               1.9
University of Massachusetts....           997               1.8
                                      -------               ---
Total/Weighted Average (8).....     $  34,470              61.9%
                                      -------               ---
                                      -------               ---

----------------------------------

(1) Annualized base rent means the annualized fixed base rental amount in effect as of March 31, 1999 (using rental revenue computed on a straight-line basis in accordance with GAAP) paid by tenants under the terms of their leases.

(2) Annualized net effective rent is the annualized base rent in effect as of March 31, 1999 (using rental revenue computed on a straight-line basis in accordance with GAAP), less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions.

(3) Of the 83,202 rentable square feet leased to Corixa Corporation, portions of its lease with respect to 12,305 square feet and 69,997 square feet are subject to expiration in May 1999 and January 2005, respectively. Corixa Corporation will not be renewing its lease with respect to the 12,305 square feet which expired in May 1999. We are currently in negotiations with other prospective tenants to re-lease this space.

(4) Agouron Pharmaceuticals, Inc. is a wholly owned subsidiary of Warner-Lambert Company.

(5) Of the 105,000 rentable square feet leased to the U.S. Army Corps of Engineers, portions of its lease with respect to 30,000 square feet and with respect to 75,000 square feet are subject to expiration in May 1999 and September 2001, respectively. The U.S. Army Corps of Engineers has signed a letter of intent to renew its lease with respect to the 30,000 square feet that expired in May 1999.

(6) The R.W. Johnson Pharmaceutical Research Institute is a wholly owned subsidiary of Johnson & Johnson. This tenant has elected not to renew its lease. We are currently in negotiations to re-lease this space.

(7) Gillette Capital Corporation is a wholly owned subsidiary of The Gillette Company, the guarantor of the lessee's obligations under the lease.

(8) Weighted average based on percentage of aggregate leased square feet.

                                USE OF PROCEEDS

    We expect to receive net proceeds of approximately $33.6 million from the sale of the Series A Preferred Stock in this offering. We intend to use all of the net proceeds, including any proceeds from the exercise of the underwriters' over-allotment option, to reduce the outstanding balance on our unsecured line of credit from BankBoston, N.A., as managing agent, and other commercial banks. Our credit line allows us to borrow up to $250 million. Although we have used our line of credit primarily to finance property acquisitions, the line of credit is also available to finance our retrofit and conversion, development and working capital needs. The line of credit bears interest at a floating rate equal to LIBOR plus 1.35%. At March 31, 1999, $172 million was outstanding under our line of credit, at a weighted average interest rate of 6.36%. Our line of credit matures in May 2000 and provides for annual extensions for two additional one-year periods upon notice by us and consent of the participating banks. Until we use the funds as described above, we intend to invest the net proceeds in interest-bearing accounts and other short-term, interest-bearing securities that are consistent with our qualification for taxation as a REIT.

                                 CAPITALIZATION

    The following table presents our capitalization as of March 31, 1999 on an historical and pro forma basis to give effect to this offering and the application of the net proceeds as described in "Use of Proceeds." We are presenting this information as if the underwriters do not exercise their over-allotment option. You should read this table together with our consolidated financial statements, and the notes to those financial statements, which are incorporated by reference into the accompanying prospectus. The information presented does not include 1,359,882 shares that we have reserved for issuance under our Amended and Restated 1997 Stock Award and Incentive Plan. As of March 31, 1999 options to purchase 804,000 shares of our common stock were outstanding, and, of those options granted, options to purchase 242,334 shares were exercisable.

                                                                                               MARCH 31, 1999
                                                                                           -----------------------
                                                                                           HISTORICAL   PRO FORMA
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Debt:
  Secured notes payable..................................................................  $  127,220   $ 127,220
  Unsecured line of credit...............................................................     172,000     138,402

Stockholders' Equity:
  Series A Preferred Stock, $0.01 par value per share; 1,610,000 shares authorized; no shares issued and outstanding on an historical basis and 1,400,000 shares outstanding
    on a pro forma basis.................................................................           0      35,000
  Common stock, $0.01 par value per share; 100,000,000 shares authorized; 13,598,822
    shares issued and outstanding on an historical and pro forma basis...................         136         136
  Additional paid-in capital.............................................................     225,947     224,545
  Retained earnings......................................................................          --          --
                                                                                           ----------  -----------
    Total Capitalization.................................................................  $  525,303   $ 525,303
                                                                                           ----------  -----------
                                                                                           ----------  -----------

                            SELECTED FINANCIAL DATA

    The following data sets forth some of our financial information on an historical basis. This information should be read in conjunction with our consolidated financial statements incorporated by reference in the accompanying prospectus. Our selected historical financial information as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, has been derived from our historical consolidated financial statements audited by Ernst & Young LLP, independent certified public accountants, whose report with respect to those financial statements is incorporated by reference in the accompanying prospectus. The selected financial and operating information for the three months ended March 31, 1999 has been derived from our unaudited financial statements incorporated by reference in the accompanying prospectus.

                                                                  THREE MONTHS
                                                                  ENDED MARCH       YEAR ENDED DECEMBER 31,
                                                                    31, 1999     ------------------------------
                                                                  (HISTORICAL)        1998            1997
                                                                   UNAUDITED      (HISTORICAL)    (HISTORICAL)
                                                                 --------------  --------------  --------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue:
  Rental.......................................................  $       15,748  $       48,469  $       25,622
  Tenant recoveries............................................           3,424          11,313           8,388
  Interest and other income....................................             367           1,234             836
                                                                 --------------  --------------  --------------
Total revenue..................................................          19,539          61,016          34,846

Expenses:
  Rental operations............................................           4,383          13,390           8,766
  General and administrative...................................           1,301           3,894           2,476
  Interest.....................................................           4,963          14,033           7,043
  Stock compensation(1)........................................              --              --           4,239
  Post retirement benefit(2)...................................              --              --             632
  Special bonus(3).............................................              --              --             353
  Acquisition LLC financing costs(4)...........................              --              --           6,973
  Write-off of unamortized loan costs(5).......................              --              --           2,295
  Depreciation and amortization................................           3,594          10,296           4,866
                                                                 --------------  --------------  --------------
Total expenses.................................................          14,241          41,613          37,643
                                                                 --------------  --------------  --------------
Net income (loss)..............................................  $        5,298  $       19,403  $       (2,797)
                                                                 --------------  --------------  --------------
                                                                 --------------  --------------  --------------
DILUTED PER SHARE DATA(6):
Net income (loss)..............................................  $         0.40  $         1.58  $        (0.35)
Cash dividends declared........................................  $         0.40  $         1.60  $       0.9275
Weighted average shares outstanding............................      13,163,695      12,306,470       8,075,864

BALANCE SHEET DATA:
Rental properties, net of accumulated depreciation.............  $      489,976  $      471,907  $      227,076
Total assets...................................................  $      549,883  $      530,296  $      248,454
Mortgage loans payable and unsecured line of credit............  $      299,220  $      309,829  $       70,817
Total liabilities..............................................  $      323,800  $      330,527  $       81,537
Stockholders' equity...........................................  $      226,083  $      199,769  $      166,917

                                                                  THREE MONTHS
                                                                  ENDED MARCH       YEAR ENDED DECEMBER 31,
                                                                    31, 1999     ------------------------------
                                                                  (HISTORICAL)        1998            1997
                                                                   UNAUDITED      (HISTORICAL)    (HISTORICAL)
                                                                 --------------  --------------  --------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
Funds from operations(7).......................................  $        8,892  $       29,699  $       16,561
Cash flows provided by (used in):
  Operating activities.........................................  $       14,003  $       26,143  $        3,883
  Investing activities.........................................  $      (12,862) $     (246,753) $      (87,620)
  Financing activities.........................................  $       (1,245) $      220,104  $       84,101
Number of properties owned at period end.......................              52              51              22
Square footage of properties owned at period end...............       3,703,873       3,589,912       1,739,353
Occupancy of properties owned at period end(8).................              93%             93%             97%

------------------------

(1) Represents an accrual for $4,239,000 of non-recurring, non-cash compensation expense in 1997 relating to the issuance of stock options and stock grants. In connection with our initial public offering in June 1997 (the "IPO"), the holders of options previously granted by Health Science Properties Holding Corporation ("Holdings") under its 1994 stock option plan received options to purchase shares of our common stock in substitution for the Holdings options. These substitute options were exercised in connection with the IPO.

(2) This adjustment relates solely to the non-cash accrual of a one-time post-retirement benefit for one of our officers in 1997.

(3) Represents a $353,000 special bonus we paid to one of our officers in 1997 in connection with the IPO.

(4) In connection with the IPO, we acquired the membership interests in the Acquisition LLC, an entity that owned three life science facilities, for $58,844,000. The purchase price we paid for the Acquisition LLC exceeded the cost incurred by the Acquisition LLC to purchase the properties it owned by $6,973,000. This difference was accounted for as a financing cost.

(5) Of this amount, $2,147,000 represents the write-off of costs associated with debt we paid off in connection with the IPO, and $148,000 represents the write-off of costs associated with debt paid off in November 1997.

(6) The per share information for the year ended December 31, 1997 gives retroactive effect for all shares outstanding after the IPO, weighted for the period beginning from the date of the IPO, conversion of all series of preferred stock which were outstanding prior to the IPO and which we redeemed as part of the IPO, the 1,765.923 to 1 stock split of our common stock which we effected in connection with the IPO, the issuance of stock grants and the exercise of substitute stock options. Cash dividends declared include only those dividends declared subsequent to the IPO.

(7) We compute FFO in accordance with standards established by the Board of Governors of NAREIT in the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, and excluding amounts for extraordinary and non-recurring items, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

(8) Includes properties in our renovation program. Excluding properties in our renovation program, occupancy was 97%, 96% and 98% as of March 31, 1999, December 31, 1998 and December 31, 1997, respectively.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown on an historical basis.

                                                                                  YEAR ENDED DECEMBER
                                                                THREE MONTHS              31,
                                                                    ENDED        ----------------------
                                                               MARCH 31, 1999      1998       1997(1)
                                                              -----------------  ---------  -----------
Ratio.......................................................          1.80x          2.06x       0.69x

------------------------

(1) We completed our initial public offering on June 2, 1997. Earnings for the year ended December 31, 1997 were inadequate to cover fixed charges by approximately $5.9 million.

    We computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest), write-off of unamortized loan costs, Acquisition LLC financing costs and preferred stock dividends.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

    IN ADDITION TO THE INFORMATION BELOW, YOU SHOULD ALSO READ THE GENERAL TERMS OF "PREFERRED STOCK" SET FORTH IN THE ACCOMPANYING PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN THE SERIES A PREFERRED STOCK. HOWEVER, IF THE TERMS SET FORTH HEREIN DIFFER FROM THE TERMS SET FORTH IN THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE TERMS SET FORTH BELOW.

GENERAL

    We presently are authorized to issue up to 100,000,000 shares of preferred stock in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine without any further vote or action by our stockholders.

    Prior to the completion of this offering, our board of directors will adopt articles supplementary determining the number and the terms of a series of preferred stock, designated 9.50% Series A Cumulative Redeemable Preferred Stock. The following summary of the terms and provisions of the preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter, including the articles supplementary to be adopted, each of which you may obtain from us.

    As of the date of this prospectus supplement, no shares of Series A Preferred Stock are outstanding.

    Except as described under "--Voting Rights" below, none of the terms of the Series A Preferred Stock, our charter or any of our debt agreements contain any provisions affording holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Series A Preferred Stock.

MATURITY

    The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption except as provided described under "--Restrictions on Ownership and Transfer" below.

RANK

    The Series A Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank

    - senior to all classes or series of our common stock, and to all equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

    - on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

    - junior to all of our existing and future indebtedness.

DIVIDENDS

    Subject to the rights of series of preferred stock which may from time to time come into existence, holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.50% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $2.375 per share).

    Dividends on the Series A Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the fifteenth day of January, April, July and October of each year, or, if not a business day, the next succeeding business day. The first dividend will be paid on or before

July 15, 1999 and will be for less than a full quarter. Dividends payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the last business day of December, March, June and September, or on such other date designated by our board of directors that is not more than 30 nor less than ten days prior to the applicable dividend payment date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series A Preferred Stock is expected to be June 30, 1999.

    No dividends on shares of Series A Preferred Stock shall be declared by our board of directors or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the dividend payment date on which they became payable.

    If for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the Total Dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. We may elect to retain and pay income tax on our net long-term capital gains. In such a case, the holders of Series A Preferred Stock would include in income their proportionate share of our undistributed long-term capital gains, as designated by us.

    If any shares of Series A Preferred Stock are outstanding, no dividends will be declared or paid or set apart for payment on any of our common stock or any other series of preferred stock ranking, as to dividends, junior to the Series A Preferred Stock, other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, for any period, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock and all other series of preferred stock ranking, as to dividends, on a parity with the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

    No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of our common stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon our common stock or any of our other stock ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of our common stock, or any other shares of our stock ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired by us for any consideration or any monies be paid to or made available for a sinking fund for the redemption of any such shares, except by conversion into or exchange for our other stock ranking junior to the Series A Preferred Stock as to dividends and amounts upon liquidation or exchanges for the purpose of preserving our qualification as a REIT. Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above.

    Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

    Subject to the rights of series of preferred stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders the liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any of our other classes or series of stock that ranks junior to the Series A Preferred Stock as to liquidation rights. Holders of Series A Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. For this purpose, our consolidation or merger with or into any other trust or entity, or the sale, lease, consolidation, conveyance or disposition of all or substantially all of our assets, or the effectuation of a transaction or series of related transactions in which more than 50% of our voting power is disposed of, shall not be deemed to constitute our liquidation, dissolution or winding up.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of our other classes or series of stock ranking on a parity with Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs ("Parity Stock"), then the holders of shares of Series A Preferred Stock and Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

REDEMPTION

    The Series A Preferred Stock is not redeemable prior to June 11, 2004, except that, in order to ensure that we will remain qualified as a REIT for federal tax purposes, the Series A Preferred Stock owned by a stockholder in excess of the ownership limit, as described herein, will automatically be exchanged for shares of excess stock and we will have the right to purchase such excess stock from the holder. See "--Restrictions on Ownership and Transfer." On and after June 11, 2004, we, at our option upon not less than 30 nor more than 60 days' written notice, may redeem shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon, if any, to the date fixed for redemption (except as provided below), without interest. The redemption price of the Series A Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of our other capital stock, which may include other series of preferred stock, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including common stock and preferred stock), depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities), options or warrants to purchase any of the foregoing.

PROCEDURES FOR REDEMPTION

    Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us. Our ability to redeem Series A Preferred Stock is subject to the limitations on distributions in the Maryland General Corporation Law.

    Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock or Parity Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for our stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the exchange by us of Series A Preferred Stock or Parity Stock for an equal number of shares of excess stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes as described under "--Restrictions on Ownership and Transfer," or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (1) the redemption date; (2) the redemption price; (3) the number of shares of Series A Preferred Stock to be redeemed; (4) the place or places where certificates for shares of the Series A Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

    Immediately prior to any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares between such Dividend Record Date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock which may have been called for redemption.

    The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes, Series A Preferred Stock acquired by a stockholder in excess of the 9.8% ownership limitation contained in our charter will automatically be exchanged for shares of excess stock. See "--Restrictions on Ownership and Transfer."

VOTING RIGHTS

    Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below.

    Whenever dividends on any shares of Series A Preferred Stock or Parity Preferred (as defined below) shall be in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), whether or not earned or declared, the holders of such shares of Series A Preferred Stock (voting separately as a voting group with all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on our board of directors (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

    So long as any shares of Series A Preferred Stock remain outstanding, we will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

    - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized stock into such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

    - amend, alter or repeal the provisions of our charter, including the articles supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, that the occurrence of any Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power so long as the Series A Preferred Stock remains outstanding and the terms thereof are materially unchanged or if we are not the surviving entity and the successor entity issues to holders of the Series A Preferred Stock preferred shares with substantially identical rights, preferences, privileges and voting powers as the Series A Preferred Stock.

    Notwithstanding any other provision hereof, the vote of the holders of the Series A Preferred Stock will not be required to (1) increase the amount of authorized preferred stock, (2) create or issue any other series of preferred stock, or (3) increase the authorized number of shares of such series, in any such case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

    The Series A Preferred Stock is not convertible into or exchangeable for any of our other property or securities, except that the shares of Series A Preferred Stock may be exchanged for shares of excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, certain restrictions apply to the ownership of shares of our stock. See the accompanying prospectus under "Federal Income Tax Considerations--Requirements for Qualification." Because our board of directors believes it is essential for us to continue to qualify as a REIT, our charter restricts the ownership, acquisition and transfer of our stock, including shares of Series A Preferred Stock.

    Our charter provides that if, at any time when we are qualified as a REIT, a transfer of any of our capital stock (either common stock or preferred stock) would result in (1) any person (other than persons excepted by our charter or by our board of directors) acquiring directly or indirectly beneficial ownership of more than 9.8% of the total value of our outstanding shares of capital stock (the "Ownership Limit"); (2) our outstanding capital stock being constructively or beneficially owned by fewer than 100 persons; or (3) our being "closely held" within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, then:

    - any proposed transfer will be void ab initio and will not be recognized by us; and

    - the shares proposed to be transferred will be automatically exchanged for shares of a separate class of stock, excess stock, which will be held by a trustee of a trust for the exclusive benefit of a charitable beneficiary until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be excess stock and certain price-related restrictions are satisfied. The shares of excess stock held by the trustee will not provide the proposed transferee with any voting or dividend rights. However, the proposed transferee does have certain rights in the event of our liquidation, dissolution or winding up.

    For a further discussion of restrictions on ownership and transfer of our stock see "Description of Capital Stock--Restrictions on Ownership and Transfer" in the accompanying prospectus.

TRANSFER AND DIVIDEND PAYING AGENT

    American Stock Transfer & Trust Company will act as the transfer and dividend payment agent in respect of the Series A Preferred Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

    We intend to operate in a manner that will enable us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although we believe that we are organized and operate in such a manner, we cannot assure you that we qualify or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders. This Prospectus Supplement does not address our taxation or the impact on us of our election to be taxed as a REIT. The discussion set forth below assumes that we qualify as a REIT under the Code.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    DIVIDENDS AND OTHER DISTRIBUTIONS. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders (including holders of Series A Preferred Stock) out of current or accumulated earnings and profits (and not designated as "capital gain dividends") will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Series A Preferred Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding Series A Preferred Stock and then to the common stock. If for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock will be the amount that the Total Dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. We may elect to retain and pay income tax on our net long-term capital gains. In such a case, the holders of Series A Preferred Stock would (1) include in income their proportionate share of our undistributed long-term capital gains, as designated by us, (2) receive a credit for their proportionate share of the tax paid by us, and (3) increase the adjusted tax basis of their Series A Preferred Stock by the difference between the amount of their capital gain and their share of the tax paid by us.

    SALE OR REDEMPTION OF SERIES A PREFERRED STOCK. On the sale of shares of the Series A Preferred Stock, gain or loss will be recognized by the holder in an amount equal to the difference between (1) the amount of cash and fair market value of any property received on such sale, and (2) the holder's adjusted basis in the Series A Preferred Stock. Such gain or loss will be capital gain or loss if the shares of the Series A Preferred Stock are held as capital assets, and will be long-term gain or loss if such shares have been held for more than one year at the time of sale. In general, any loss upon a sale or exchange of shares by a holder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such holder as long-term capital gain.

    A redemption of the Series A Preferred Stock will be treated under Section 302 of the Code as a distribution that is taxable at ordinary income tax rates as a dividend (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Series A Preferred Stock. The redemption will satisfy such tests if it (1) is "substantially disproportionate" with respect to the holder, (2) results in a "complete termination" of the holder's stock interest in us, or (3) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series A Preferred Stock depends on the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

    If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Series A Preferred Stock generally will be transferred to the holder's remaining stockholdings in us.

BACKUP WITHHOLDING

    We will report to our domestic stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemptions unless such holder (a) certifies that it is a corporation or comes within certain other exempt categories or (b) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. A stockholder that does not provide his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

OTHER TAX CONSEQUENCES

    We and our stockholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or our stockholders own property, transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of the state and local tax laws with respect an investment in our stock.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), between us and the underwriters named below (the "Underwriters"), we have agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase from us, the number of shares of Series A Preferred Stock set forth opposite their respective names. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Series A Preferred Stock if any are purchased.

                                                                                    NUMBER OF
                                                                                    SHARES TO
                                                                                       BE
UNDERWRITERS                                                                        PURCHASED
---------------------------------------------------------------------------------  -----------
PaineWebber Incorporated.........................................................     466,700
Banc of America Securities LLC...................................................     466,650
EVEREN Securities, Inc...........................................................     466,650
                                                                                   -----------
  Total..........................................................................   1,400,000
                                                                                   -----------
                                                                                   -----------

    The Underwriters have advised us that they propose to offer the Series A Preferred Stock to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $0.50 per share of Series A Preferred Stock. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $0.45 per share of Series A Preferred Stock on sales to certain other brokers and dealers. The public offering price, concession and discount may be changed by the Underwriters after the Series A Preferred Stock is released for sale to the public.

    We have granted to the Underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 210,000 additional shares of Series A Preferred Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth in the table below. The company proceeds shown do not reflect estimated expenses of $300,000 payable by us.

                                                                           TOTAL, ASSUMING
                                                                          FULL EXERCISE OF
                                             PER SHARE       TOTAL      OVER-ALLOTMENT OPTION
                                             ----------  -------------  ---------------------
Public Offering Price......................  $  25.00    $  35,000,000     $    40,250,000
Underwriting Discount......................  $   0.7875  $   1,102,500     $     1,267,875
Company Proceeds...........................  $  24.2125  $  33,897,500     $    38,982,125

    In the Underwriting Agreement, we agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The shares of Series A Preferred Stock offered hereby are new securities with no established trading market. We have applied to list the Series A Preferred Stock on the New York Stock Exchange under the symbol "ARE PrA." Each of the Underwriters may advise us that it intends to make a market in the Series A Preferred Stock prior to the commencement of listing on the New York Stock Exchange. However, no Underwriter is obligated to do so and may discontinue market making at any time without notice.

    Until the distribution of the Series A Preferred Stock is completed, the rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Series A Preferred Stock. As an exception to these rules, the Underwriters may engage in certain transactions that stabilize the price of the Series A Preferred Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Stock.

    If the Underwriters create a short position in the Series A Preferred Stock in connection with the offering (i.e., if the Underwriters sell more shares of Series A Preferred Stock than are set forth on the cover page of this prospectus supplement), they may reduce that short position by purchasing shares of Series A Preferred Stock in the open market. The Underwriters may also elect to reduce any short position by purchasing all or part of the over-allotment option described above.

    PaineWebber Incorporated, on behalf of the Underwriters, may also impose a penalty bid on certain of the Underwriters. This means that if PaineWebber Incorporated, on behalf of the Underwriters, purchases shares of Series A Preferred Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Stock, it may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also have an effect on the price of a security to the extent that it discourages resales of the security.

    Neither we nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series A Preferred Stock. In addition, neither we nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions. Such transactions, once commenced, will not be discontinued without notice.

    In the ordinary course of their business, certain of the Underwriters and/or their affiliates have in the past engaged and may in the future engage in financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be, received. In addition, Bank of America National Trust and Savings Association, an affiliate of Banc of America Securities LLC, is a lender under our unsecured line of credit. We intend to use the net proceeds from this offering to reduce the outstanding balance on our line of credit. Bank of America National Trust and Savings Association will receive its proportionate share of the repayment. See "Use of Proceeds."

                                 LEGAL MATTERS

    Certain legal matters will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and certain legal matters with respect to Maryland law, including the validity of the shares of the Series A Preferred Stock offered hereby, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. The validity of the shares of the Series A Preferred Stock offered hereby will be passed upon for the Underwriters by Rogers & Wells LLP, New York, New York. Rogers & Wells LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to all matters of Maryland law. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented certain of the Underwriters in connection with unrelated legal matters. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP and their family members beneficially own, in the aggregate, less than 1% of our outstanding common stock.

PROSPECTUS

                                  $250,000,000

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                   COMMON STOCK, PREFERRED STOCK AND WARRANTS

    Alexandria Real Estate Equities, Inc. (the "Company") may offer, from time to time, in one or more series or classes (i) shares of its common stock, par value $.01 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), and (iii) warrants to purchase shares of Common Stock or Preferred Stock, as shall be designated by the Company at the time of any such offering (the "Warrants"), with an aggregate public offering price of up to $250,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock and Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each such supplement, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, and any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax consequences relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of this Prospectus and the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                            ------------------------

           SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS
                  RELEVANT TO AN INVESTMENT IN THE SECURITIES.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 30, 1998

    CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF THE SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "UNDERWRITING" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date thereof or that the information contained therein is correct as of any time subsequent to the date thereof. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

    Unless the context otherwise requires, references herein to the "Company" mean, collectively, Alexandria Real Estate Equities, Inc. ("Alexandria"), a Maryland corporation, and its subsidiaries. The Company holds substantially all of its assets and conducts substantially all of its operations through its subsidiaries, including property partnerships and limited liability companies. The Company currently owns, directly or indirectly, all of the interests in such subsidiaries. The Company may, however, issue operating partnership interests as consideration for future property acquisitions.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................         iii
Incorporation of Certain Documents by Reference............................................................         iii
The Company................................................................................................           1
Risk Factors...............................................................................................           2
Use of Proceeds............................................................................................          14
Ratio of Earnings to Fixed Charges.........................................................................          14
Description of Capital Stock...............................................................................          15
Warrants...................................................................................................          19
Certain Provisions of Maryland Law and of the Company's Charter and Bylaws.................................          20
Federal Income Tax Considerations..........................................................................          23
Plan of Distribution.......................................................................................          33
Legal Matters..............................................................................................          34
Experts....................................................................................................          34

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission"s site on the World Wide Web at http://www.sec.gov. In addition, certain of the Securities are listed on the New York Stock Exchange, and similar information regarding the Company may be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement (No. 333-56451) on Form S-3 (together with all amendments and exhibits, herein referred to as the "Registration Statement") (of which this Prospectus forms a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below previously have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (3) Amendment No. 1 to the Company's Current Report on Form 8-K (dated November 14, 1997), filed with the Commission on January 29, 1998

    (4) The Company's Current Report on Form 8-K (dated March 26, 1998), filed with the Commission on April 9, 1998;

    (5) The Company's Current Report on Form 8-K (dated May 27, 1998), filed with the Commission on May 27, 1998;

    (6) The Company's Current Report on Form 8-K (dated May 27, 1998), filed with the Commission on June 23, 1998; and

    (7) The description of the Common Stock contained in the Registration Statement on Form 8-A filed by the Company on May 14, 1997, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    Copies of all documents that are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided upon request without charge to any person to whom this Prospectus and the applicable Prospectus Supplement are delivered. Requests for such copies should be directed to Alexandria Real Estate Equities, Inc., 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101, Attention: Corporate Secretary, telephone number (626) 578-0777.

                                  THE COMPANY

    The Company is a real estate investment trust ("REIT") engaged primarily in the acquisition, management, expansion and selective development of high quality, strategically located properties containing office and laboratory space designed and improved for lease principally to pharmaceutical, biotechnology, diagnostic, contract research and personal care products companies, major scientific research institutions and related government agencies (collectively, the "Life Science Industry"). Properties leased to tenants in the Life Science Industry typically consist of suburban office buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the Life Science Industry (such properties, "Life Science Facilities"). As of April 30, 1998, the Company owned 37 Life Science Facilities (the "Properties"), located in California (in the San Diego and San Francisco Bay areas); Seattle, Washington; suburban Washington, D.C. (including Maryland and Virginia); Boston/Cambridge, Massachusetts; Raleigh/Durham, North Carolina; and the New York/New Jersey and suburban Philadelphia areas.

    The Common Stock is listed on the New York Stock Exchange under the symbol "ARE." The Company's principal executive offices are located at 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101, and the telephone number is (626) 578-0777. The Company was formed as a Maryland corporation in October 1994 and completed its initial public offering ("IPO") in June 1997.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE, BEFORE MAKING A DECISION TO PURCHASE THE SECURITIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, RESULTS OF OPERATIONS AND FINANCIAL POSITION. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE.

LACK OF INDUSTRY DIVERSIFICATION; RELIANCE ON LIFE SCIENCE INDUSTRY TENANTS

    The Company's strategy is to invest in Life Science Facilities. Consequently, the Company is subject to the risks associated with an investment in real estate in the Life Science Industry, and is subject to the risks generally associated with investment in a single industry. Accordingly, the effects on cash available for distribution to the Company's stockholders may be more pronounced than if the Company had diversified investments. Although laboratory facilities typically are generic in nature, certain facilities may be better suited for particular Life Science Industry tenants and could require modification prior to or at the commencement of a lease term if the property has to be released to another Life Science Industry tenant. Further, such facilities may not be suitable for lease to traditional office tenants.

    ENVIRONMENTAL MATTERS. Life Science Industry tenants, including certain of the Company's tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals and biological and radioactive compounds. The Company and such tenants are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that the activities of its tenants involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result, and any such liability could exceed the Company's resources and its environmental remediation coverage. See "--Possible Environmental Liabilities."

    UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS AND FUNDING. The products of certain Life Science Industry tenants, including certain of the Company's tenants, typically require regulatory approval by domestic or foreign governmental agencies before they can be marketed and sold. The process of obtaining such approvals is costly and time-consuming and is subject to unanticipated delays. There can be no assurance that required approvals for any of such products will be granted. Any failure to obtain or any delay in obtaining such approvals could adversely affect the ability of a tenant to market and sell its products successfully, thereby adversely affecting its ability to generate revenues and to make lease payments to the Company. Furthermore, approval of a pharmaceutical product is subject to the requirement that the manufacturer's quality control and manufacturing procedures conform to current Good Manufacturing Practices ("GMP"), which must be followed at all times. The U.S. Food and Drug Administration (the "FDA") strictly enforces GMP requirements through periodic unannounced inspections, and there can be no assurance that the FDA will determine that the facilities and manufacturing procedures of any of the Company's tenants who manufacture pharmaceutical products will conform to GMP requirements. Additionally, a manufacturer of pharmaceutical products must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of a product from the market. In addition, many approved products are subject to continuing regulation. Regulation could result in limitations or restrictions on a tenant's ability to utilize its technology, thereby adversely affecting such tenant's ability to generate revenues and to make lease payments to the Company. Certain of the Company's tenants are also subject to regulation under the Occupational Safety and Health Act, federal restrictions on technology transfer, import, export and customs regulations, and other federal, state and local regulations. In addition, certain of the Company's tenants receive significant funding from federal, state and local governments. If any of such funding were decreased or discontinued, the affected tenant may experience difficulty meeting its obligations under its lease. See "--Dependence on Tenants."

    DEPENDENCE ON REIMBURSEMENT. The healthcare industry in the United States is undergoing significant changes, resulting from political, economic and regulatory influences. Successful commercial sales of the products of certain of the Company's tenants may depend in part on the availability of reimbursement to consumers from third-party payors, such as government and private insurance plans, that may be affected by changes in the healthcare industry. There can be no assurance that adequate third-party reimbursement will be available for the products of the Company's tenants. If adequate reimbursement is not provided by government and third-party payors for the products or services of the Company's tenants, such tenants' business and ability to generate revenues and make lease payments to the Company could be adversely affected. Consequently, the Company's ability to make distributions to its stockholders could similarly be adversely affected.

DEPENDENCE ON TENANTS

    The Company's revenues are derived primarily from rental payments under its leases. Therefore, if a significant tenant failed to make rental payments under its lease, the Company's financial condition and its ability to make distributions to stockholders could be adversely affected. While the Company evaluates the creditworthiness of its tenants based upon a due diligence review of available financial and other pertinent information, there can be no assurance that any such tenant will not default in the payment of rent under its lease. In addition, U.S. government tenants are subject to annual appropriations, and defaults under leases with such tenants are governed by federal statute and not state eviction or rent deficiency laws. As of April 30, 1998, leases with U.S. government tenants at the Properties accounted for approximately 8.0% of the Company's aggregate Annualized Base Rent. "Annualized Base Rent" means the annualized fixed base rental amount in effect as of April 30, 1998 (using rental revenue calculated on a straight-line basis in accordance with generally accepted accounting principles). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. The Company's leases with U.S. government tenants at each of 1431 Harbor Bay Parkway in Alameda, California and 1401 and 1413 Research Boulevard in Rockville, Maryland provide that the government tenant may terminate the lease in the event of a default by the Company or the landlord thereunder that continues for a stated period.

    To the extent the Company is dependent on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect the Company and its ability to make distributions to stockholders. As of April 30, 1998, the Company had approximately 139 leases with a total of approximately 128 tenants. Twenty-two of the Properties were single-tenant Properties, although the Company believes that all such Properties are capable of being converted to use by multiple tenants. Three of the Company's tenants, American Medical Laboratories, Inc., the Fred Hutchinson Cancer Research Center and Agouron Pharmaceuticals, Inc., accounted for approximately 20.2% of the Company's aggregate Annualized Base Rent, or approximately 9.4%, 5.8% and 5.0%, respectively, as of April 30, 1998.

    No assurance can be given that a lessee will exercise any option to renew its lease upon the expiration of the initial term or that upon expiration or termination of a lease the Company will be able to locate a qualified replacement tenant. Consequently, the Company could lose the cash flow from such property, and the Company might be required to divert cash flow generated by other properties to meet mortgage payments, if any, and pay other expenses associated with owning the property with respect to which the expiration or termination occurred. Leases at the Properties representing approximately 10.5%, 12.0% and 11.7% of Annualized Base Rent are scheduled to expire in the years 1998, 1999 and 2000, respectively. In addition, the Company may acquire properties that include certain improvements specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease it to another tenant if the initial lease is terminated or not renewed. See "-- Lack of Industry Diversification; Reliance on Life Science Industry Tenants."

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON CERTAIN MARKETS

    The Properties are located in California (in the San Diego and San Francisco Bay areas); Seattle, Washington; suburban Washington, D.C. (including Maryland and Virginia); Boston/Cambridge, Massachusetts; Raleigh/Durham, North Carolina; and the New York/New Jersey and suburban Philadelphia areas. As a result of this geographic concentration, the Company's performance, its ability to make distributions to stockholders and the value of its properties are dependent upon the performance of the Life Science Industry and on economic conditions in these markets, including local real estate conditions and competition. There can be no assurance that these markets will continue to grow or will remain favorable to the Life Science Industry. The performance of the Life Science Industry and the economy in general in each geographic market in which the Company owns or acquires properties may affect occupancy, market rental rates and expenses and, consequently, may affect the Company's performance and the value of its properties.

RAPID GROWTH

    The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, it will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected. Additionally, there can be no assurance that the Company will be able to maintain its current rate of growth in the future.

REAL ESTATE FINANCING

    DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, that existing indebtedness will not be able to be refinanced or extended, and that the terms of any such refinancing will not be as favorable as the terms of existing indebtedness. As of March 31, 1998 the Company had outstanding mortgage indebtedness of approximately $60.2 million, of which approximately $18 million is secured by 3535 and 3565 General Atomics Court; approximately $8.5 million is secured by 1431 Harbor Bay Parkway; approximately $21.1 million is secured by 1102 and 1124 Columbia Street; and approximately $12.6 million is secured by 100 and 800/801 Capitola Drive. In addition, in May 1998, the Company obtained a mortgage loan of approximately $36.5 million, which is secured by 3000/3018 Western Avenue and 14225 Newbrook Drive. In the event of a default by the Company, the lender may be able to foreclose on or otherwise transfer such Properties to the mortgagee, resulting in a loss of income and asset value to the Company. As a result, the Company's financial condition and its ability to make distributions to stockholders may be adversely affected.

    The Company's $150 million unsecured revolving credit facility (the "Credit Facility") contains conditions to borrowing and cross-default provisions. The conditions to borrowing include compliance with customary financial covenants and restrictions on certain activities, such as incurring indebtedness, making investments and distributions to stockholders, as well as a requirement to maintain a pool of unencumbered assets approved by the lenders. Under the cross default provisions, a default under the terms of any Company indebtedness in excess of $5 million, with the exception of non-recourse debt, could result in a default under the Credit Facility and could lead to acceleration of the outstanding indebtedness under the

Credit Facility. As of June 9, 1998, the Company had $101.8 million principal amount of indebtedness outstanding under the Credit Facility.

    The Company has financed the acquisition of the Properties in part, and may finance future investments, with debt obligations that provide for the repayment of principal in a lump-sum or "balloon" payment at maturity. In addition, certain of the Company's lenders may insist on the right to demand repayment prior to the maturity date of a loan if certain events of default occur. The ability to repay indebtedness at maturity or otherwise may depend upon the ability of the Company either to refinance or extend such indebtedness, to repay such indebtedness with proceeds of other capital transactions, such as the issuance of equity capital, or to sell properties. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional capital will be issued, or that a sale of property will occur. The inability to repay such indebtedness could adversely affect the financial condition of the Company and its ability to make distributions to stockholders.

    REQUIREMENT OF ADDITIONAL FINANCING. The Company's ability to acquire or develop properties is subject to the Company's ability to obtain debt or equity financing. The Company could be delayed or prevented from acquiring, structuring and closing desirable investments by an inability to obtain financing on acceptable terms. In addition, the issuance of additional shares of capital stock or interests in subsidiaries to obtain financing for the acquisition of additional properties could result in a dilution of ownership for the then existing stockholders. The Company has adopted a policy of incurring debt only if, upon such incurrence, its debt to total market capitalization ratio would not exceed 50%. If the Company is unable to obtain additional equity financing, and the incurrence of additional debt would cause the Company's debt to total market capitalization ratio to exceed 50%, the Company may have to revise its existing policy to fund acquisitions of additional properties. See "--No Limitation on Debt."

    RISING INTEREST RATES. Borrowings outstanding under the Credit Facility bear interest at a variable rate, as may other indebtedness incurred by the Company in the future. Accordingly, increases in market interest rates could increase the Company's debt service requirements, which could adversely affect the financial position of the Company and its ability to make distributions to stockholders. In addition, the Company may enter into swap agreements or other hedging transactions to further limit its exposure to rising interest rates as appropriate and cost effective, although there can be no assurance that it will be able to do so on terms acceptable to the Company. Swap agreements or other hedging transactions also may expose the Company to the risk that the counterparty may not perform, which could cause the Company to lose the benefits of the hedging transactions.

ACQUISITION AND RENOVATION

    The success of the Company is dependent in part upon its ability to acquire additional properties on satisfactory terms. Moreover, the acquisition of Life Science Facilities generally involves higher per square foot acquisition prices than traditional suburban office properties. If debt or equity financing were not available on acceptable terms, further acquisitions or development activities may be curtailed, and the Company's ability to make distributions to its stockholders may be adversely affected. There is also a risk that the Company will not be able to acquire properties that meet the Company's acquisition criteria.

    In addition, the acquisition of real estate entails risks that investments may fail to perform in accordance with expectations (including projected occupancy and rental rates), that the Company may overpay for its properties, or that the Company may underestimate the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property. To the extent that the Company might otherwise benefit from the conversion of a single tenant facility into a multi-tenant facility, the cost of such conversion may be substantial, and the Company may deem such conversion to be impracticable. Moreover, although the costs associated with tenant-specific improvements are generally borne by the tenant, such improvements to Life Science Facilities typically involve higher costs per square foot than similar improvements to office space, and there can be no assurance that all such costs will be borne by tenants in the future. In addition, there are general investment risks associated with any new real estate investment. See "--Real Estate Investment."

REAL ESTATE INVESTMENT

    The Company's investments in real property are subject to varying degrees of risk, including risks common to commercial properties in general and risks specific to the Company.

    VARIABILITY OF REVENUES AND EXPENSES. The yields the Company receives from equity investments in real estate depend in large part on the amount of revenue generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and cash flow needs, and the Company's ability to make distributions to its stockholders could be adversely affected. The revenues from and the value of the Company's properties may be adversely affected by a number of factors, including the national and local economic climate; real estate conditions in the Company's markets; the Company's ability to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities).

    As of April 30, 1998, over 60% of the Company's leases (on a square footage basis) were triple net leases. To the extent that the Company's lease for a property is not a triple net lease, the Company will have greater expenses associated with that property and will bear some or all of the risk of any increase in such expenses (whether due to inflation or other factors), unless the lease provides for a rent adjustment based on escalations in operating expenses. In addition, certain significant expenditures associated with the Company's investments (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. Finally, real estate values are also affected by the cost of compliance with government regulation, including zoning and tax laws, interest rate levels and the availability of financing.

    COST OF IMPROVEMENTS. The Company's properties contain generic infrastructure improvements (such as reinforced concrete floors, upgraded roof loading capacity, heavy-duty HVAC systems and laboratory benches) that are more capital intensive than other property types. While the Company has historically been able to reflect the additional investment in generic infrastructure improvements in higher rental rates, there can be no assurance that the Company will be able to continue to do so in the future.

    BANKRUPTCY OF TENANTS. The financial failure of one of the Company's tenants could cause the tenant to become subject to a case under Title 11 of the U.S. Code (the "Bankruptcy Code"). Under the Bankruptcy Code, a tenant has the option of assuming (continuing) or rejecting (terminating) an unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company may experience a reduction in cash flow, and the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will assume their leases and continue to make rental payments in a timely manner. If tenant leases are not assumed following bankruptcy, the Company's financial condition and its ability to make distributions to its stockholders may be adversely affected.

    EXPANSION AND DEVELOPMENT. The Company intends to pursue internal growth through the expansion of existing facilities that are fully leased and the conversion of existing office space to higher rent generic laboratory space. The Company is currently evaluating expansion and conversion opportunities at several of its Properties. In addition, although the Company currently intends to emphasize acquisitions over development, the Company intends to pursue selective build-to-suit and retrofit development projects where it expects to achieve investment returns that will equal or exceed its returns on acquisitions. The Company is currently pursuing certain development opportunities in San Diego and suburban Washington, D.C. and is evaluating certain other development opportunities.

    The Company's expansion and development activities subject the Company to risks generally related to development and redevelopment projects, including possible delays in construction, the cost of materials, financing availability, volatility in interest rates, labor availability, the timing of the commencement of rental payments and other property development uncertainties. In addition, such activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention, and are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

    ILLIQUIDITY OF INVESTMENTS. The illiquidity of the Company's investments will limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment. In addition, the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting distributions to stockholders.

    COMPETITION FOR INVESTMENT OPPORTUNITIES. Management believes that the Company is the only publicly traded entity focusing primarily on the acquisition, management, expansion and selective development of Life Science Facilities. However, various entities, including insurance companies, pension and investment funds, partnerships, developers, investment companies and other REITs invest in Life Science Facilities and therefore compete for investment opportunities with the Company. Many of these entities have substantially greater financial resources than the Company and may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. Although management believes that it has been able to maximize returns on acquisitions as a result of its expertise in understanding the real estate needs of Life Science Industry tenants, its ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of Life Science Industry tenants, and its expertise in identifying and evaluating Life Science Industry tenants, in the future, competition from these entities may reduce the number of suitable investment opportunities offered to the Company or increase the bargaining power of property owners seeking to sell.

LIMITED OPERATING HISTORY

    All of the Properties have been under the Company's management for less than five years, and a substantial majority of the Properties have been owned for less than one year. The Properties may have characteristics or deficiencies unknown to the Company that could affect such Properties' valuation or revenue potential. There can be no assurance that the operating performance of the Properties will not decline under the Company's management.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control. Although the Company believes that it has operated since January 1, 1996 in a manner so as to qualify as a REIT, no assurance can be given that the Company is or will remain so qualified. For example, under the REIT provisions of the Code, if rent attributable to personal property, leased in connection with real property, is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will constitute non-qualifying income for purposes of the 75% and 95% gross income tests. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Counsel has advised the Company with respect to the legal considerations underlying such determination. After consulting with counsel and considering such advice, the Company has reviewed its properties and has determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of the Company's properties, there can be no assurance that the Internal Revenue Service (the "IRS") will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non- qualifying income, together with other non-qualifying income, exceeds 5% of the Company's taxable income, the Company may fail to qualify as a REIT. See "Federal Income Tax Considerations--Taxation of the Company--Income Tests." In addition, although the Company is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws or interpretations thereof with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    The Company has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, concerning the qualification of the Company as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP has relied on certain assumptions and representations by the Company as to factual matters (including representations of the Company concerning, among other things, its business and properties, the amounts of rents attributable to personal property and other items regarding the Company's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is based upon facts, representations and assumptions as of its date and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that the Company has met or will continue to meet these requirements in the future, and a legal opinion is not binding on the IRS.

    If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments in order to pay the applicable tax and the funds available for investment or distribution to the Company's stockholders would be reduced for each of the years involved. In addition, the Company would no longer be required by the Code to make any distributions. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

    Although certain of the Company's officers and directors have extensive experience in the acquisition, leasing, operation, financing and development of real properties, prior to commencement of the Company's operations, no officer had significant experience in operating a business in accordance with the requirements for maintaining qualification as a REIT under the Code.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT AND POWER TO ISSUE ADDITIONAL STOCK

    In order for the Company to maintain its qualification as a REIT, not more than 50% of the value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals or entities (as defined in the Code). The Company's Articles of Amendment and Restatement (the "Charter") prohibit, with certain limited exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of outstanding shares of the Company's stock by any person (the "Ownership Limit"). The Board of Directors may also exempt a stockholder from the Ownership Limit if, prior to such exemption, the Board of Directors receives such information as it deems necessary to determine or ensure the Company's status as a REIT. The Board of Directors has exempted certain stockholders of the Company from the Ownership Limit. The constructive ownership rules are complex and may cause shares of Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by the Company, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares. See "Description of Capital Stock-- Restrictions on Ownership and Transfer."

    The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

    The Company's Charter authorizes the Board of Directors to cause the Company to issue additional authorized but unissued shares of Common Stock or Preferred Stock, and to classify or reclassify any unissued shares of Common Stock or Preferred Stock and to set the preferences, rights and other terms of such classified or reclassified shares. See "Description of Capital Stock--Common Stock" and "--Preferred Stock." Preferred Stock will be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of Preferred Stock could make more difficult any attempt to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The Board of Directors could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. Preferred Stock could also be issued with a preference on dividend payments, which could affect the ability of the Company to pay dividends or make other distributions to the holders of Common Stock. The Charter and the Amended and Restated Bylaws of the Company (the "Bylaws") also contain other provisions that may delay, defer or prevent a transaction or a change in control of the Company that involves a premium price for the Common Stock or may otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws," "--Control Share Acquisitions" and "--Advance Notice of Director Nominations and New Business."

UNINSURED LOSS

    The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to the Properties, with policy specifications, insured limits and deductibles that the Company believes are consistent with those customarily carried for similar properties. The Company also has obtained environmental remediation insurance for the Properties, which, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. The Company intends to carry similar insurance with respect to future acquisitions, as appropriate. In addition, the Company requires its tenants to maintain comprehensive insurance, including liability and casualty insurance, that is customarily obtained for similar properties. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically insurable. In addition, certain disaster-type insurance (covering catastrophic events, such as earthquakes) may not be available or may only be available at rates that, in the opinion of management of the Company, are prohibitive. Many of the Properties are located in the vicinity of potentially active earthquake faults. The Company has obtained earthquake insurance for all of the Properties. Should an uninsured disaster or a loss in excess of insured limits occur, including losses resulting from earthquake or other seismic activity, the Company could lose its capital invested in the affected Properties, as well as the anticipated future revenues from such Properties, and would continue to be obligated on any mortgage indebtedness or other obligations related to the Properties. Any such loss could adversely affect the Company and its ability to make distributions to stockholders.

    The Company's existing title insurance policies were originally obtained at the time the applicable Property was acquired in an amount equal to the initial purchase price of the Property, and, accordingly, any such policy may be in an amount less than the current value of the Property. In the event of an underinsured loss with respect to a Property relating to a title defect, the Company could lose a portion of its capital invested in, and anticipated profits from, such Property, which could adversely affect the Company and its ability to make distributions to stockholders.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real estate, as well as certain other parties, may be required to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases on, under, in or from such property, and may be held liable to a governmental entity or to third parties for investigation and cleanup costs and certain damages resulting from such releases. Such laws and regulations typically impose responsibility and liability without regard to whether such person knew of or caused the releases, and the liability under such laws and regulations has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigating and remediating such contamination may be substantial, and the presence of such contamination, or the failure to properly remediate it, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In addition, the owner of a site may be subject to governmental fines and common law claims by third parties seeking to recover damages and costs resulting from such contamination.

    Certain other federal, state and local laws and regulations govern the management and disposal of asbestos-containing materials ("ACMs"). Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of such property for personal injury associated with ACMs. In connection with the ownership and operation of its properties, the Company may be potentially liable for such costs. ACMs have been detected at certain of the Properties, but are not expected to result in material environmental costs or liabilities to the Company.

    Federal, state and local laws and regulations also require the removal or upgrading of certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants, the emission of air pollutants, the generation, management and disposal of hazardous or toxic chemicals, substances or wastes, and workplace health and safety.

    The Company's leases generally provide that (i) the tenant is responsible for all environmental liabilities relating to the tenant's operations, (ii) the Company is indemnified for such liabilities and (iii) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate the Company's statutory liability or preclude claims against the Company by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

    All of the Properties have been, and it is contemplated that all future acquisitions will be, subjected to a Phase I or similar environmental assessment (which generally includes a site inspection, interviews and a records review, but no subsurface sampling). These assessments and certain follow-up investigations (including, as appropriate, asbestos, radon and lead surveys, additional public records review, subsurface sampling and other testing) of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business or results of operations. Nevertheless, it is possible that the assessments on the Properties have not revealed, or that the assessments on future acquisitions will not reveal, all environmental liabilities and that there may be material environmental liabilities of which the Company is unaware. No assurances can be given that (i) the Company will not incur material liability under current or future laws and regulations or (ii) the current environmental condition of the Properties will not be adversely affected by tenant operations or by environmental conditions in the vicinity of such Properties.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

    Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodation and/ or commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Although management of the Company believes that the Properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs in connection with such compliance in the future. In addition, a number of additional federal, state and local laws and regulations exist that may require modifications to the Company's properties, or affect certain future renovations thereof, with respect to access by disabled persons. Non- compliance with the ADA could result in the imposition of fines or an award of damages to private litigants, and also could result in an order to correct any non-complying feature. Under certain of the Company's leases, the tenant is responsible for ensuring that the property complies with all laws and regulations, including the ADA. Notwithstanding the foregoing, the Company may be required to make substantial capital expenditures to comply with this law. In addition, provisions of the ADA may impose limitations or restrictions on the completion of certain renovations and thus may limit the overall returns on the Company's investments.

CHANGES IN LAWS

    The Properties are subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company and its distributions to stockholders. To the extent increases in taxes are not passed through to tenants under leases, such increases may adversely affect the Company and its ability to make distributions to stockholders.

RELIANCE ON KEY PERSONNEL

    The Company depends upon the services of its executive officers. The Company seeks to utilize the extensive personal and business relationships that members of management have developed over time with owners of Life Science Facilities and with major Life Science Industry participants to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties. Consequently, the loss of the services of any one of these officers could have an adverse effect on the Company's business, financial condition and prospects. The Company has employment agreements with each of its key executive officers, including Messrs. Marcus, Gold, Richardson, Nelson and Kreitzer. Such employment agreements provide for terms ending on December 31, 2000 with respect to Mr. Marcus, and on December 31, 1998 with respect to Messrs. Gold, Richardson, Nelson and Kreitzer, in each case with provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. The Company and Mr. Gold have been negotiating with respect to the possibility that Mr. Gold may leave full-time employment with the Company and subsequently enter into a consulting arrangement with the Company. In connection with these negotiations, Mr. Gold has raised certain issues with respect to the Company's performance under his employment agreement. As these negotiations are ongoing, there can be no assurance that the Company and Mr. Gold will resolve these issues or that the Company and Mr. Gold will enter into any consulting arrangement or any other arrangement pursuant to which Mr. Gold would continue to provide services to the Company. In the event that Mr. Gold ceases to be a full-time employee of the Company, the Company expects that other current executives of the Company will assume Mr. Gold's responsibilities.

CHANGE IN POLICIES WITHOUT STOCKHOLDER APPROVAL

    The Company's policies with respect to all activities, including qualification as a REIT, its investment, growth, debt, financing, capitalization, distribution and operating policies, will be determined by the Board of Directors upon the recommendations of management. These policies may be amended or revised at any time and from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company and its ability to make distributions to stockholders. In addition, the Company expects to acquire additional real estate assets in the future. The stockholders of the Company will not be entitled to consider historical financial statements regarding, or to vote upon, these acquisitions and, instead, will be required to rely entirely on the decisions of management.

NO LIMITATION ON DEBT

    Although the Company has adopted a policy to incur debt only if upon such incurrence the debt to total market capitalization ratio would not exceed 50%, the Charter does not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service obligations that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness.

    The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

INABILITY TO SUSTAIN DISTRIBUTIONS

    Future distributions will be determined by the Board of Directors and will be dependent on a number of factors, including the amount of the Company's cash available for distribution, the Company's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There can be no assurance that the Company will maintain its current distribution level.

EFFECT OF MARKET INTEREST RATES ON PRICE OF SHARES

    One of the factors that may influence the market price of the Common Stock in public trading markets will be the annual yield on the Common Stock compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate from the Company. The requirement for a higher distribution rate may have an adverse effect on the market price of the Common Stock. In addition, the market for equity securities can be volatile, and the trading price of the Common Stock could be subject to wide fluctuations in response to operating results, news announcements, trading volume, general market trends, governmental regulatory action and changes in tax laws.

SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, of future sales of shares of Common Stock or the availability of shares of Common Stock for future sale on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of capital stock (including Common Stock issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of May 31, 1998, 1,980,621 shares of Common Stock were owned in the aggregate by Health Science Properties Holding Corporation ("Holdings"), the sole stockholder of the Company prior to the IPO, and the Company's officers, directors and employees. Certain members of management of the Company, including Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer, Stone and Ciruzzi, have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock), including any shares of Common Stock that any such persons may have the right to receive by virtue of their ownership interest in Holdings, until May 27, 1999, without the prior written consent of PaineWebber Incorporated. After such time, such shares of Common Stock may be sold in the public market, subject to applicable securities law restrictions or exemptions from registration, if available. The Company has granted to Holdings the right to make a total of two written requests for the registration of its shares of Common Stock prior to June 2, 1999 with respect to the resale of such shares of Common Stock, and has also granted to Holdings customary "piggyback" registration rights. Holdings' registration rights are transferrable to its permitted assigns. In addition, the Company has reserved for issuance to officers, directors and employees of the Company pursuant to the Company's Amended and Restated 1997 Stock Award and Incentive Plan (the "1997 Plan") that number of shares of Common Stock equal to 10% of the number of shares of Common Stock outstanding at any time, provided that in no event may the number of shares available for issuance under the 1997 Plan exceed 3,000,000 shares at any time. As of May 31, 1998, options to purchase 886,000 shares of Common Stock had been granted under the 1997 Plan, of which options to purchase 270,000 shares of Common Stock were then exercisable. The Company has filed a registration statement with respect to the issuance of shares of Common Stock by the Company pursuant to grants under the 1997 Plan. Such shares of Common Stock will be available for sale in the public market from time to time without restriction by persons who are not Affiliates (as defined in Rule 144 promulgated under the Securities Act) of the Company, and by Affiliates pursuant to exemptions from the registration requirements or upon registration.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including, without limitation, the acquisition and development of additional Life Science Facilities, the repayment of outstanding indebtedness and for working capital and other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 1998, for the years ended December 31, 1997, 1996, 1995, and for the period October 27, 1994 (inception) through December 31, 1994, was 2.94x, 0.69x, 1.07x, 1.24x, and 0, respectively. No preferred stock has been outstanding since completion of the IPO in June, 1997, at which time all of the previously outstanding shares of preferred stock were redeemed or converted into shares of Common Stock.

    For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividend requirements) to income (loss) from operations. Fixed charges consist of interest costs, whether expensed or capitalized, the write-off of unamortized loan costs associated with indebtedness retired in connection with the IPO, the financing costs incurred by the Company to acquire three Life Science Facilities in connection with the IPO (the "Acquisition LLC Financing Costs") and an amount necessary to meet the Company's dividend payment requirements on its then outstanding preferred stock. As a result of the incurrence of the Acquisition LLC Financing Costs of approximately $7.0 million and the retirement of indebtedness of approximately $2.3 million, each in connection with the IPO, the Company's earnings were inadequate to cover fixed charges for the year ended December 31, 1997 by approximately $5.9 million. In addition, for the period October 27, 1994 through December 31, 1994, the Company's earnings were inadequate to cover fixed charges by approximately $0.6 million.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of the stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws. See "Additional Information."

GENERAL

    The Charter provides that the Company may issue up to 100,000,000 shares of Common Stock, 100,000,000 shares of Preferred Stock and 200,000,000 shares of Excess Stock (as defined below). As of May 31, 1998, 12,554,631 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

    All shares of Common Stock offered hereby will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of Common Stock are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding restriction on transfer of stock, shares of Common Stock will have equal distribution, liquidation and other rights.

    Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's Charter provides for approval of such matters by the affirmative vote of a majority of all of the votes entitled to be cast thereon.

    The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

    The Charter authorizes the Board of Directors, without the approval of the stockholders of the Company, to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter of the Company to set, subject to the provisions of the Charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. There are no shares of Preferred Stock currently outstanding.

    Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock to be offered pursuant hereto will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

    RANK. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that may arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Also, shares of its outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

    In order for the Company to maintain its qualification as a REIT, the Company's Charter provides for the Ownership Limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of outstanding shares of the Company's stock by any person, as defined in the Charter.

    The Board of Directors, in its sole discretion, may waive the Ownership Limit for any person. However, the Board may not grant such waiver if, after giving effect to such waiver, five individuals could beneficially own, in the aggregate, more than 49.9% of the value of the Company's outstanding stock. As a condition to waiving the Ownership Limit, the Board of Directors may require a ruling from the IRS or an opinion of counsel in order to determine the Company's status as a REIT. Notwithstanding the receipt of any such ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such waiver. The Charter excepts Holdings and AEW Partners II, L.P. (together with certain of its affiliates, "AEW") from the Ownership Limit. Therefore, Holdings and AEW will be permitted to own in the aggregate, actually or constructively, 17.0% and 16.0% of the Common Stock, respectively. In addition, the Board of Directors has exempted certain stockholders from the Ownership Limit. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

    The Company's Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any transfer in violation of any of such restrictions is void ab initio. Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of stock of the Company in violation of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    If any transfer of shares of stock of the Company or other event occurs that, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically exchanged for an equal number of shares of excess stock (the "Excess Stock') and such shares of Excess Stock shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall generally not acquire any rights in such shares. Such automatic exchange shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Excess Stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Prohibited Owner shall not benefit economically from ownership of any shares of Excess Stock held in the Trust, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the shares of Excess Stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Company upon demand, or, at the Company's sole election, shall be offset against any future dividends or distributions payable to the purported transferee or holder, and any dividend or distribution authorized but unpaid shall be rescinded as void ab initio with respect to such shares of stock and promptly thereafter paid over to the Trustee with respect to such shares of Excess Stock, as trustee of the Trust for the exclusive benefit of the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Excess Stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

    Within 180 days after the date of the event that resulted in shares of Excess Stock of the Company being transferred to the Trust (or as soon as possible thereafter if the Trustee did not learn of such event within such period), the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and such shares of Excess Stock shall be automatically exchanged for an equal number of shares of the same class or series of stock that originally were exchanged for the Excess Stock. The Trustee shall distribute to the Prohibited Owner, as appropriate (i) the price paid by the Prohibited Owner for the shares, (ii) if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Charter) of such shares on the day of the event causing the shares to be held in the Trust, or (iii) if the exchange for Excess Stock did not arise as a result of a purported transfer, the Market Price of such shares on the day of the other event causing the shares to be held in the Trust. If such shares are sold by a Prohibited Owner, then to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee.

    All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Charter, the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may reasonably request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental authority or to determine such compliance, or to comply with the REIT provisions of the Code.

    These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

                                    WARRANTS

    The Company currently has no Warrants outstanding (other than options issued under the Company's 1997 Plan). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable, including any limitations on ownership and transfer of such Warrants as may be appropriate to preserve the status of the Company as a REIT; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax consequences; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                 CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
                          COMPANY'S CHARTER AND BYLAWS

    The following summary of certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws of the Company. See "Additional Information."

BOARD OF DIRECTORS

    The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors, but may not be fewer than the minimum number required by the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to an act of the Board of Directors in accordance with the MGCL, the Company has exempted any business combination between the Company and AEW from the above-described provisions of the MGCL. Additionally, the Board of Directors has adopted a resolution providing that the "business combination" provisions of the MGCL shall not apply to the Company generally and that such resolution is irrevocable unless revocation, in whole or in part, is approved by the holders of a majority of the outstanding shares of Common Stock, but revocation will not affect any business combination consummated, or any business combination contemplated by any agreement entered into, prior to the revocation. As a result of the foregoing, AEW and any person who becomes an Interested Stockholder may be able to enter into business combinations with the Company that may not be in the best interest of the stockholders, without compliance by the Company with the business combination provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    Under Maryland law, a person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of the stockholders.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a meeting of the stockholders and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    The Bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of the Company's shares of stock. The Board of Directors has resolved that, subject to Maryland law, the provision may not be amended or repealed without the approval of holders of at least a majority of the outstanding shares of Common Stock. There can be no assurance, however, that such provision will not be amended or eliminated in the future or that such resolution is enforceable under Maryland law.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Company's notice of the meeting,
(b) by or at the direction of the Board of Directors or (c) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

AMENDMENT TO THE CHARTER OR BYLAWS

    As permitted by the MGCL, the Charter provides that it may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter. The Board of Directors has the exclusive power to adopt, alter, repeal or amend the Bylaws.

DISSOLUTION OF THE COMPANY

    As permitted by the MGCL, the Charter provides that dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. See "Description of Capital Stock--Common Stock."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER
  AND BYLAWS

    The business combination provisions and the control share acquisition provisions of the MGCL, in each case if such provisions ever become applicable to the Company, and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations regarding an investment in the Securities is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.) that are subject to special treatment under the federal income tax laws. This discussion assumes that investors will hold the Securities as a "capital asset" (generally, property held for investment) under the Code.

    EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996, and the Company intends to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion that, commencing with the Company's taxable year ending December 31, 1996, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since January 1, 1996 through the date of the opinion, has and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based and conditioned upon certain assumptions and representations made by the Company as to factual matters (including representations of the Company concerning, among other things, its business and properties, the amount of rents attributable to personal property and other items regarding the Company's ability to meet the various requirements for qualification as a REIT). The opinion is expressed as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company having met and continuing to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year have satisfied or will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, "Annual Distribution Requirements" with respect to the Company's ability to elect to treat as having been distributed to its stockholders certain of its capital gains upon which the Company has paid taxes, in which event so much of the taxes as have been paid by the Company with respect to such income would also be treated as having been distributed to stockholders. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is described in
Section 1221(1) of the Code (generally, property held primarily for sale to customers in the ordinary course of the Company's trade or business) or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other then capital gain income the Company elects to retain and pay tax on), and (iii) any undistributed taxable income from prior periods (other than capital gains from such years which the Company elected to retain and pay tax on), the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such year. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day on the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate tax rate pursuant to IRS regulations that have not yet been promulgated. Eighth, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain upon the acquisition of assets from a C corporation assume that the Company will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    The Company believes that it has already issued sufficient shares to allow it to satisfy conditions (5) and (6) above. In order to comply with the share ownership tests described in conditions (5) and (6) above, the Company's Charter provides certain restrictions on the transfer of its capital stock to prevent concentration of stock ownership. These restrictions may not ensure that, in all cases, the Company will be able to satisfy the share ownership tests set forth above. If the Company fails to satisfy such requirements, the Company's status as a REIT will terminate.

    To monitor the Company's compliance with such share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information. See "Description of Capital Stock--Restrictions on Transfer."

    In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of any partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described below. There can be no assurance, however, that any partnerships will be organized or operated in a manner that will enable the Company to continue to satisfy the REIT requirements of the Code.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests described above only if several conditions are met, including the following. First, if rent attributable to personal property, leased in connection with real property, is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Counsel has advised the Company with respect to the legal considerations underlying such determination. After consulting with counsel and considering such advice, the Company has reviewed its properties and has determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of the Company's properties, however, there can be no assurance that the IRS will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the IRS were successful, and the amount of such non-qualifying income, together with other non-qualifying income, exceeds 5% of the Company's taxable income, the Company may fail to qualify as a REIT. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT."

    In addition, rents received by the Company will not qualify as rents from real property in satisfying the gross income tests if the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Tenant"). Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) if it is based in whole or part of the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) is permitted to, and does directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. To the extent that services (other than those customarily furnished or rendered in connection with the rental of real property) are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor. However, pursuant to recent legislation, the Company (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Because certain properties are managed by third parties, the ability to treat amounts from such property as "rents from real property" will be dependent on the actions of others and will not be within the control of the Company. In addition, the Company generally may not and will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant's gross receipts or sales). Finally, rents derived from tenants that are at least 10% owned, directly or constructively, by the Company do not qualify as "rents from real property" for purposes of the gross income requirements. While the Company regularly attempts to monitor such requirements, no assurance can be given that the Company will not realize income that does not qualify as "rents from real property," and that such amounts, when combined with other nonqualifying income, may exceed 5% of the Company's taxable income and thus disqualify the Company as a REIT.

    The Company will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Company with respect to the Properties are usually and customarily rendered in connection with the rental of space for occupancy only, and therefore the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and the 95% gross income tests.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company's indirect interests in certain of properties are held through wholly-owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation.

    In addition, the Company's ownership of (i) stock of each qualified REIT subsidiary and its interest in its operating partnership subsidiary do not violate either the 5% value restriction or the restriction against ownership of more than 10% of the voting securities of any issuer. Similarly, the ownership by the Company of any other REIT will not violate these restrictions.

    If the Company should fail to satisfy the asset test at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market value of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

    The Company intends to monitor closely the purchase, holding and disposition of its assets in order to comply with the REIT asset tests. In particular, the Company intends to limit and diversify its ownership of any assets not qualifying as real estate assets to less than 25% of the value of the Company's assets and to less than (i) 5%, by value, of any single issuer and (ii) 10% of the outstanding voting securities of any one issuer. If it is anticipated that these limits would be exceeded, the Company intends to take appropriate measures, including the disposition of non-qualifying assets, to avoid exceeding such limits.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain income which the Company elects to retain and pay tax on as provided for below), and (3) any undistributed taxable income from prior periods (other than capital gains from such years which the Company elected to retain and pay tax on) the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The

Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement. Pursuant to recently enacted legislation, the Company may elect to retain rather than distribute its net long-term capital gains. The effect of such an election is that (i) the Company is required to pay the tax on such gains at regular corporate tax rates,
(ii) its shareholders, while required to include their proportionate share of the undistributed long-term capital gain in income, will receive a credit or refund for their share of the tax paid by the Company, and (iii) the basis of a shareholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by the Company) included in income by such shareholder. In addition, if the Company disposes of any Built-in Gain asset during the applicable Recognition Period, the Company will be required, pursuant to guidance issued by the Service, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings (on terms that may not be favorable to the Company) or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    ABSENCE OF EARNINGS AND PROFITS. The Company, in order to qualify as a REIT, must not have accumulated earnings and profits attributable to any non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. Unless the "deficiency dividend" procedures described above apply and the Company complies with those procedures, failure to distribute such accumulated earnings and profits would result in the disqualification of the Company as a REIT. The Company believes that the Company had no accumulated earnings and profits as of December 31, 1995. The determination of accumulated earnings and profits, however, depends upon a number of factual matters related to the activities and operations of the Company during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of the Company for prior years and propose adjustments to increase its taxable income. In this regard, the IRS can consider all taxable years of the Company as open for review for purposes of determining the amount of such earnings and profits.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus could effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to
Section 291(d) of the Code. Individuals are generally subject to differing rates of tax on various transactions giving rise to long- term capital gains or losses. In general, the long-term capital gains rate is (i) 28% on capital gain from the sale or exchange of assets held more than one year but not more than 18 months, (ii) 20% on capital gain from the sale or exchange of assets held for more than 18 months, and (iii) 25% on capital gain from the sale or exchange of certain depreciable real estate otherwise eligible for the 20% rate, up to the amount of depreciation deductions previously taken with respect to such real estate. Subject to certain limitations concerning the classification of the Company's long-term capital gains, the Company may designate a capital gain dividend as a 28% rate distribution, a 25% rate distribution or a 20% rate distribution.

    If the Company elects to retain capital gains rather than distribute them, a U.S. Stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the three rate groups set forth above. In such a case, a stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the stockholder. To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each stockholder, reducing the adjusted basis which such stockholder has in its shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a stockholder's adjusted basis in its shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Distributions made by the Company and gain arising from the sale or exchange by a stockholder of shares will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Dividends from the Company (to the extent they do not constitute a capital gain dividend or a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Net capital gain from the sale or other disposition of shares and capital gain dividends will generally not be considered investment income for purposes of the investment interest limitation.

    Upon a sale or other disposition of shares, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such shares, which gain or loss will be long-term if such shares have been held for more than one year. To the extent of any long-term capital gain dividends received by a stockholder, any loss on the sale or other disposition of shares held by such stockholder for six months or less will generally be treated as a long-term capital loss.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the IRS, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF NON-U.S. HOLDERS

    The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the U.S., (ii) an entity which is a corporation or partnership for United States federal income tax purposes and which is created or organized un the United States or under the laws of the United States or any political subdivision thereof (although certain partnerships so created or organized may be treated, under treasury regulations not yet published, as not a United States person); (iii) any estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a "Domestic Trust." A Domestic Trust is any trust with respect to which a court within the United States is able to exercise primary supervision over the administration of such trust, and as to which one or more United States fiduciaries have the authority to control all substantial decisions of such trust (although certain trusts classified for United States federal income tax purposes as a United States person prior to August 20, 1996 may, under treasury regulations not yet published, elect to retain their classification as a Domestic Trust). The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTIONS. Unless the Company's stock constitutes a USRPI (as defined below), distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, such distribution shall be subject to 10% withholding tax and may be subject to taxation under FIRPTA (as defined below).

    CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of U.S. Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF THE COMPANY. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Common Stock is listed) and (ii) the selling Non- U.S. Holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

    If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. SHAREHOLDERS. The Company will report to the U.S. stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to the Company. See "Federal Income Tax Considerations--Taxation of Foreign Shareholders."

    NON-U.S. HOLDERS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

    The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective purchasers should consult their tax advisors regarding the application of the final Treasury Regulations and the potential effect on their ownership of shares.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. For example, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus could effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

    STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Sales of Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any other series of Preferred Stock and any Depository Shares or Warrants on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Securities will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995, and the consolidated financial statement schedule III, rental properties and accumulated depreciation appearing in the Company's Annual Report on Form 10-K dated March 30, 1998; the statements of revenue and certain expenses for the year ended December 31, 1996, of 940 Clopper Road, 1500 East Gude Drive and 3/3-1/2 Taft Court, and 1401 Research Blvd. appearing in the Company's Form 8- K/A dated November 14, 1997; the statement of revenue and certain expenses for the year ended December 31, 1996 of 1201 Harbor Bay Parkway appearing in the Company's Form 8-K dated and filed on May 27, 1998; the statements of revenue and certain expenses for the year ended December 31, 1997, of Buildings 79 and 96 Charlestown Navy Yard, 215 College Road, 8000/9000/10000 Virginia Manor Road, 100 and 800/801 Capitola Drive, 10150 Old Columbia Road, 819-849 Mitten Road and 863 Mitten Road/866 Malcolm Road, 5100/5110 Campus Drive, 19 Firstfield Road, 280 Pond Street, and 170 Williams Drive appearing in the Company's Form 8-K dated and filed on May 27, 1998, all incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference in this Registration Statement and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..................        S-2
The Company....................................        S-6
Recent Developments............................        S-9
Our Properties.................................       S-10
Use of Proceeds................................       S-16
Capitalization.................................       S-17
Selected Financial Data........................       S-18
Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends................       S-20
Description of Series A Preferred Stock........       S-21
Certain Federal Income Tax Considerations......       S-27
Underwriting...................................       S-29
Legal Matters..................................       S-30

                        PROSPECTUS

Available Information..........................        iii
Incorporation of Certain Documents by
  Reference....................................        iii
The Company....................................          1
Risk Factors...................................          2
Use of Proceeds................................         14
Ratio of Earnings to Fixed Charges.............         14
Description of Capital Stock...................         15
Warrants.......................................         19
Certain Provisions of Maryland Law and of the
  Company's Charter and Bylaws.................         20
Federal Income Tax Considerations..............         23
Plan of Distribution...........................         33
Legal Matters..................................         34
Experts........................................         34

                                      [LOGO]

                                1,400,000 SHARES

                             ALEXANDRIA REAL ESTATE
                                 EQUITIES, INC.

                           9.50% SERIES A CUMULATIVE
                           REDEEMABLE PREFERRED STOCK

                        --------------------------------

                             PROSPECTUS SUPPLEMENT

                        --------------------------------

                            PAINEWEBBER INCORPORATED

                         BANC OF AMERICA SECURITIES LLC

                            EVEREN SECURITIES, INC.

                                 --------------

                                  JUNE 8, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------